     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997

                                                     REGISTRATION NO. 333-17731
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                _________________________________________________

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                _________________________________________________

                              PILLOWTEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            TEXAS                               2392                      75-2147728
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)    Identification Number)

                                 4111 MINT WAY
                               DALLAS, TEXAS 75237
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              _____________________

                                JEFFREY D. CORDES
                             CHIEF FINANCIAL OFFICER
                              PILLOWTEX CORPORATION
                                  4111 MINT WAY
                               DALLAS, TEXAS 75237
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                              RONALD J. FRAPPIER
                             JENKENS & GILCHRIST,
                         A PROFESSIONAL CORPORATION
                        1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS 75202

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box. [   ]


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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1997


                            PILLOWTEX CORPORATION
                              OFFER TO EXCHANGE
                               ALL OUTSTANDING
                   10% SENIOR SUBORDINATED NOTES DUE 2006
                 ($125,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                 FOR 10% SENIOR SUBORDINATED NOTES DUE 2006

     The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 19, 1997 (as such date may be extended, but shall not be later than March 24, 1997, the "Expiration Date").

     Pillowtex Corporation, a Texas corporation ("Pillowtex" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 10% Senior Subordinated Notes due 2006 (the "New Notes") for each $1,000 in principal amount of its outstanding 10% Senior Subordinated Notes due 2006 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes"). An aggregate principal amount of $125,000,000 of Old Notes is outstanding. See "The Exchange Offer."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date.
Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement, dated as of November 12, 1996 (the "Registration Rights Agreement"), among the Company, each domestic subsidiary of the Company and NationsBanc Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."
                                                        (continued on next page)
                              _____________________

SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREIN FOR A DISCUSSION OF CERTAIN RISKS
    THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER

 THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 1997

     The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $125,000,000 principal amount of the Old Notes to the Initial Purchasers on November 12, 1996 pursuant to a Purchase Agreement, dated November 6, 1996 (the "Purchase Agreement"), among the Company, the Company's domestic subsidiaries and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

     The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of November 12, 1996 (the "Indenture"), among the Company and Bank One, Columbus, N.A., as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to liquidated damages equal to $.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum amount of $0.30 per week per $1,000 principal amount) otherwise payable under the terms of the Registration Rights Agreement in respect of the Old Notes held by such holders during any period in which a Registration Default (as defined under "The Exchange Offer--Terms of Certain Rights") is continuing (the "Liquidated Damages") and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to Bank One, Columbus, N.A., as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights," "--Procedures for Tendering Old Notes" and "Description of Notes."

     The New Notes will bear interest at a rate equal to 10% per annum.
Interest on the New Notes is payable semiannually, commencing May 15, 1997, on May 15 and November 15 of each year (each, an "Interest Payment Date") and shall accrue from November 12, 1996 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. The New Notes will mature on November 15, 2006. See "Description of Notes."

     The New Notes will not be redeemable at the Company's option prior to November 15, 2001. Thereafter, the New Notes will be redeemable by the Company at the redemption prices and subject to the conditions set forth in "Description of Notes--Optional Redemption." Upon the occurrence of a Change of Control (as defined under "Description of Notes--Certain Definitions"), the Company will be required to make an offer to repurchase all outstanding New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. There is no assurance that the Company will have adequate funds to repurchase the New Notes upon a Change in Control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

     The New Notes will be general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined under "Description of Notes--Certain Definitions") of the Company, including borrowings under the Restated Credit Agreement, as amended, dated November 12, 1996 (the "Credit Agreement"). The New Notes will also be effectively subordinated to all of the indebtedness of the Subsidiaries. As of January 15, 1997, the Notes were subordinate to approximately $76.1 million of Senior Indebtedness. Under the Credit Agreement, the Company had an unfunded commitment of $98.7 million at January 15, 1997 which, if funded, would be
Senior Indebtedness.   See "Description of Notes."  See also "Management's
Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including additional Senior Indebtedness, subject to certain financial covenants.

     Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act)

                                     (i)                (continued on next page)
without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The
Exchange Offer--Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     As of February 3, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the sole registered holder of the Old Notes and held the Old Notes for 33 of its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors--Absence of Public Market."


     The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


     The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, the DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Note is registered in the name of Cede & Co., as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depository. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.







                                     (ii)

                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION...................................................  (iv)

NOTE REGARDING FORWARD-LOOKING INFORMATION..............................  (iv)

PROSPECTUS SUMMARY......................................................     1

RISK FACTORS............................................................     9

THE EXCHANGE OFFER......................................................    15

CAPITALIZATION..........................................................    22

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA........................    23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.................................................    25

BUSINESS................................................................    29

MANAGEMENT..............................................................    37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS....................    43

PRINCIPAL SHAREHOLDERS..................................................    44

DESCRIPTION OF NOTES....................................................    45

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................    65

DESCRIPTION OF CREDIT AGREEMENT.........................................    66

PLAN OF DISTRIBUTION....................................................    67

LEGAL MATTERS...........................................................    67

EXPERTS.................................................................    68

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..............................   F-1




                                     (iii)

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such information is available for inspection at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, DC 20549. Such material is also available for inspection at the library of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a web site (http://www.sec.gov) that contains reports proxy and information statements and other information regarding registrants that file documents electronically with the Commission. The Common Stock of the Company is listed and traded on the NYSE under the symbol "PTX."


     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                  NOTE REGARDING FORWARD-LOOKING INFORMATION

     INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.











                                     (iv)

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" OR "PILLOWTEX" INCLUDES PILLOWTEX CORPORATION AND ITS SUBSIDIARIES. FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

                                   THE COMPANY

     Pillowtex, founded in 1954, is a leading North American designer, manufacturer and marketer of bed pillows, blankets, mattress pads and down comforters. Other complementary bedroom textile furnishings offered by the Company include comforter covers, featherbeds, pillow protectors, decorative pillows, bedspreads, synthetic comforters, pillow shams, dust ruffles and window treatments. Pillowtex has positioned itself as a single-source supplier to retailers for bedroom textile furnishings (other than sheets), offering a broad assortment of products across multiple price points.

     The Company markets its products to virtually all major retailers through channels of distribution that include department and specialty stores, mass merchants, discounters and catalogs, as well as institutional suppliers. The Company believes it is one of the principal suppliers of bedroom textile products to several of the largest retailers in the United States, including Wal-Mart Stores, Inc. (including Wal-Mart and Sam's Club) ("Wal-Mart"), Dayton Hudson Corporation (including Dayton's, Hudson's, Mervyn's, Marshall Field's and Target) ("Dayton Hudson") and Federated Allied Department Stores (including Macy's, Bloomingdale's and Burdine's) ("Federated"). See "Business--Marketing, Sales and Distribution."

     Pillowtex markets its products under numerous Company-owned trademarks and trade names and customer-owned private labels, as well as certain licensed trademarks. Pillowtex uses trademarks, trade names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. Pillowtex holds an exclusive license for the highly regarded Ralph Lauren Home Collection for pillows, down comforters and blankets, and a non-exclusive license for a variety of other bedroom textile products. The Company has also entered into various trademark license agreements under which it markets pillows, down comforters, blankets and related products. Such licenses include Cannon-Registered Trademark-, Royal Velvet-Registered Trademark-, Charisma-Registered Trademark-, Touch of Class-Registered Trademark-, Comforel-Registered Trademark-, Martex-Registered Trademark-, Mickey & Co.-Registered Trademark- and Dacron-Registered Trademark-.

     Pillowtex operates an extensive network of manufacturing and distribution facilities in Texas, California, Illinois, Mississippi, Pennsylvania, North Carolina, South Carolina, Tennessee and Toronto, Canada. The Company's nationwide manufacturing and distribution network enables Pillowtex to ship pillows, mattress pads and down comforters cost effectively to all major cities in the United States and Canada. The hub of the network for pillows and down comforters is located in Dallas, Texas, where the Company operates what it believes to be the largest feather and down processing facility in North America, as well as an automated, high speed pillow shell manufacturing facility. Raw materials for bed pillows and down comforters undergo initial processing at the Dallas locations, which yields significant economies of scale, and are shipped to the Company's regional facilities for final assembly and distribution to customers. The Company produces blankets at manufacturing facilities in North Carolina, South Carolina and Tennessee. These plants provide full vertical production capability, including spinning, weaving, dying and finishing.

                              BUSINESS STRATEGY

     Pillowtex's business strategy is to capitalize on the strengths that have distinguished the Company as a preferred supplier of high quality bedroom textile products in North America. These strengths include the ability to:

- provide customers with a "one-stop shop" for a broad array of top-of-the-bed product lines (excluding sheets) across multiple price points, with an emphasis on higher margin products;

- maintain strong customer relationships by offering comprehensive merchandising programs and promotional support tools, and by maximizing the Company's product assortments and array of licensed and Company-owned trademarks, trade names and brands, with a focus on encouraging consumers to "trade up" to higher margin products;

- leverage its nationwide production and distribution network, which provides comprehensive capability in electronic data interchange ("EDI") and "quick response" shipments to major retailers;

- enhance the Company's position as a low cost producer, both operationally and in selling, general and administrative expenses, through increased automation, process improvements, system controls and expansion of cost effective international supply sources; and

- identify acquisitions that will complement the Company's current product lines and provide business synergies.

     Pillowtex was incorporated in 1954 as an Illinois corporation and was reincorporated in 1986 as a Texas corporation. The Company's common stock is traded on the New York Stock Exchange under the symbol "PTX." The Company's corporate offices are located at 4111 Mint Way, Dallas, Texas 75237 and its telephone number is (214) 333-3225.

                               RECENT DEVELOPMENT

     On November 18, 1996, the Company purchased (the "Acquisition") certain assets from the blanket division of Fieldcrest Cannon, Inc. ("Fieldcrest") pursuant to the terms of an Asset Purchase Agreement, dated as of October 3, 1996. The Acquisition involved the purchase by the Company of the following assets for an aggregate purchase price of approximately $28.3 million: (i) an exclusive worldwide trademark and related intellectual property license (the "License Agreement") with respect to blankets, throws, pillows, mattress pads, down comforters, featherbeds and related items; (ii) blanket inventory;
(iii) equipment and machinery used in connection with the manufacture of blankets and throws; (iv) certain personal property leases for equipment; and
(v) the assumption of certain contracts relating to the business of Fieldcrest's blanket division. The Company has allocated the purchase price among the classes of assets as follows: $18.0 million for the blanket inventory; $6.3 million for machinery and equipment; and $4.0 million for intangibles. The Company intends to integrate substantially all of the acquired equipment and machinery into its existing blanket manufacturing operations on or before April 1, 1997.


     The License Agreement provides for a 25-year worldwide exclusive right to market certain products under the Fieldcrest family of trademarks, which include Fieldcrest-Registered Trademark-, Cannon-Registered Trademark-, Royal Velvet-Registered Trademark-, Charisma-Registered Trademark- and Touch of Class-Registered Trademark- (the "Licensed Marks"). These products include all types of blankets and throws (the "Blanket Products"), as well as bed pillows, mattress pads and down comforters (the "Pillow Products"). The Company formerly marketed and sold the Pillow Products under a trademark license with Fieldcrest. The royalty rate applicable to the sale of Pillow Products under the License Agreement is lower than the average royalty rate on the sale of such products under the former license agreement. If the reduced royalty rate applicable to the sale of the Pillow Products under the License Agreement had been in effect for the year ended December 30, 1995 and the nine months ended September 28, 1996, the royalty payments under the existing license agreement for such periods would have been reduced by $295,000 and $192,000, respectively.

                             THE PRIOR OFFERING

     The outstanding $125.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on November 12, 1996, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

                                THE EXCHANGE OFFER

The Exchange Offer.....  The Company is offering upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal to exchange the New Notes for the outstanding Old Notes. As of the date of this Prospectus, $125.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of January 15, 1997, there was one registered holder of the Old Notes, Cede & Co., which held the Old Notes for 33 of its participants. See "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date........  5:00 p.m., New York City time, on March 19, 1997 as the same may be extended. See "The Exchange Offer-- Expiration Date; Extensions; Amendments."


Conditions of the
  Exchange Offer......   The Exchange Offer is not conditioned upon any minimum
                         principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part (the "Exchange Offer Registration
                         Statement"). See "The Exchange Offer--Conditions of the Exchange Offer."

Termination of Certain
  Rights...............  Pursuant to the Registration Rights Agreement and the
                         Old Notes, holders of Old Notes (i) have rights to receive Liquidated Damages and (ii) have certain rights intended for the holders of unregistered securities. "Liquidated Damages" means damages of $0.05 per week per $1,000 principal amount of Old Notes (up to a maximum of $0.30 per week per $1,000 principal amount) during the period in which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of unregistered securities. See "The Exchange Offer--Termination of Certain Rights" and "Procedures for Tendering Old Notes."

Accrued Interest.......  The New Notes will bear interest at a rate equal to 10%
                         per annum. Interest shall accrue from November 12, 1996 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes-- Principal, Maturity and Interest."

Procedures for
  Tendering Old Notes..  Each holder desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) and any other required documents (such as evidence of authority to act, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the Exchange Agent (as defined under "The Exchange Offer--The Exchange Agent; Assistance") at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any Beneficial Owner (as defined under "The Exchange Offer--Procedures for Tendering Old Notes") of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
  Procedures...........  Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer--Guaranteed Delivery Procedures."


Acceptance of Old Notes
  and Delivery of
  New Notes............  Upon effectiveness of the Exchange Offer Registration
                         Statement of which this Prospectus constitutes a part and consummation of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights......  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."


Certain Federal Income
  Tax Considerations...  There will not be any U.S. federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. See "Certain Federal Income Tax Consequences."


The Exchange Agent.....  Bank One, Columbus, N.A. is the exchange agent (in such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--The Exchange Agent; Assistance."

Fees and Expenses......  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

Resales of the New
  Notes................  Based on existing interpretations by the staff of the
                         Commission set forth in "no-action" letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer-- Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering
  Old Notes
  for Exchange.........  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                             DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Liquidated Damages and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. See "Exchange Offer--Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights," "--Procedures for Tendering Old Notes" and "Description of Notes."

Securities Offered.....  $125.0 million aggregate principal amount of 10% Senior
                         Subordinated Notes due 2006.

Maturity Date..........  November 15, 2006.

Interest Payment Dates.  May 15 and November 15, commencing May 15, 1997.

Optional Redemption....  On or after November 15, 1997, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory Redemption...  None.

Ranking................  The Notes will be general unsecured obligations of the
                         Company, subordinated in right of payment to all existing and future Senior Indebtedness, which will include borrowings under the Credit Agreement. As of September 28, 1996, on a pro forma basis after giving effect to the Prior Offering and application of the net proceeds therefrom, the Company would have had approximately $96.5 million of outstanding Senior Indebtedness, which would rank senior in right of payment to the Notes. The Notes also will be effectively subordinated to all indebtedness and other liabilities of the Company's Subsidiaries. The Indenture, pursuant to which the New Notes will be issued, permits the Company and its Subsidiaries to incur additional indebtedness, including additional Senior Indebtedness, subject to certain limitations. See "Description of Notes--Subordination."

Guarantees.............  The New Notes will be, and the Old Notes are, unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by each of the existing and future domestic subsidiaries of the Company and each other subsidiary of the Company that guarantees the Company's obligations under the Credit Agreement (each a "Guarantor" and, collectively, the "Guarantors").
                         The Guarantees will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined under "Description of Notes-- Certain Definitions") of the relevant Guarantor. See "Description of Notes--Subsidiary Guarantees."


Change of Control......  Upon a Change of Control, the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Covenants..............  The Indenture restricts, among other things, the
                         Company's ability to incur additional indebtedness and issue preferred stock, incur liens to secure PARI PASSU or subordinated indebtedness, pay dividends or make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes, merge or consolidate with any other person, sell stock of Subsidiaries or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the Company. See "Description of Notes--Certain Covenants."
Absence of a Public
  Market for the
  New Notes............  The New Notes are a new issue of securities with no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial Purchasers have advised the Company that it currently intends to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes on a securities exchange.

                           RECENT FINANCIAL RESULTS

     Pillowtex reported an increase in both sales and earnings for the fourth quarter and year ended December 28, 1996. Earnings before extraordinary loss for the fourth quarter of 1996 increased 37.9% to $6,179,000, or $.58 per share, compared to $4,481,000, or $.42 per share, in the fourth quarter of 1995. Sales increased by 8.7% to $154,885,000 in the fourth quarter of 1996 from $142,547,000 in the comparable period in 1995. The Company reported that operations and sales in the Pillowtex Division were very strong, but blanket sales were lower in 1996 and blanket margins came under some pressure due to a highly competitive pricing environment.

     Earnings before extraordinary loss for the year ended December 28, 1996 increased by 28.5% to $14,732,000, or $1.39 per share, in 1996 from $11,469,00, or $1.08 per share, in 1995. Net sales for 1996 grew by 3.3%, from $474,899,000 to $490,655,000.

     Pillowtex reported an extraordinary loss of $609,000, or $.06 per share, related to the write-off of deferred finance costs for its previously existing term loan facility under the Credit Agreement (the "Term Loan"), which was retired with a portion of the proceeds from the Prior Offering.

                                RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                   FISCAL YEAR (1)                           NINE MONTHS ENDED
                                 ----------------------------------------------------  -----------------------------
                                                                                       SEPTEMBER 30,   SEPTEMBER 28,
                                   1991       1992       1993       1994       1995        1995            1996
                                 --------   --------   --------   --------   --------  -------------   -------------
                                                    (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF EARNINGS DATA:
Net sales.....................   $258,966   $273,462   $291,624   $349,520   $474,899    $332,352        $335,770
Cost of goods sold............    206,626    222,611    238,155    294,714    395,922     275,407         280,272
                                 --------   --------   --------   --------   --------    --------        --------
Gross profit..................     52,340     50,851     53,469     54,806     78,977      56,945          55,498
Selling, general and
  administrative expenses.....     33,227     33,376     29,227     36,399     42,508      32,315          31,170
                                 --------   --------   --------   --------   --------    --------        --------
Earnings from operations......     19,113     17,475     24,242     18,407     36,469      24,630          24,328
Interest expense..............      5,283      4,997      3,042      6,361     17,491      12,964          10,279
Other expense (income), net...         --      1,049         --       (379)        --          --              --
                                 --------   --------   --------   --------   --------    --------        --------
Earnings before income taxes..     13,830     11,429     21,200     12,425     18,978      11,666          14,049
Income taxes..................        626        529      8,420      4,736      7,509       4,678           5,495
                                 --------   --------   --------   --------   --------    --------        --------
Net earnings..................   $ 13,204   $ 10,900   $ 12,780   $  7,689   $ 11,469    $  6,988        $  8,554
                                 --------   --------   --------   --------   --------    --------        --------
                                 --------   --------   --------   --------   --------    --------        --------
OTHER DATA:
Depreciation and
  amortization................   $  2,888   $  3,104   $  3,868   $  6,365   $ 11,994    $  8,767        $  9,440
Capital expenditures..........      3,742      5,869      7,135     10,538     12,448       8,630           2,981
SG&A margin (2)...............       12.8%      12.2%      10.0%      10.4%       9.0%        9.7%            9.3%
EBITDA (3)....................   $ 22,001   $ 19,530   $ 28,110   $ 25,151   $ 48,463    $ 33,397        $ 33,768
EBITDA margin (3)(4)..........        8.5%       7.1%       9.6%       7.2%      10.2%       10.0%           10.1%
Ratio of EBITDA to interest
  expense (3).................        4.2x       3.9x       9.2x       4.0x       2.8x        2.6x            3.3x
Ratio of earnings to fixed
  charges (5).................        3.4x       3.0x       6.8x       2.8x       2.0x        1.8x            2.2x

PRO FORMA FINANCIAL DATA (6):
Interest expense..............                                               $ 19,936    $ 15,110        $ 13,879
EBITDA (3)....................                                                 48,758      33,605          33,960
Ratio of EBITDA to interest
  expense (3).................                                                    2.4x        2.2x            2.4x
Ratio of earnings to fixed
  charges (5).................                                                    1.8x        1.6x            1.6x

                                                                                           PRO
                                                        AT                              FORMA (7)
                                    ----------------------------------------------    -------------
                                    DECEMBER 30,    SEPTEMBER 30,    SEPTEMBER 28,    SEPTEMBER 28,
                                        1995            1995             1996             1996
                                    ------------    -------------    -------------    -------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............        $110,128        $149,933         $152,787         $178,287
Total assets..................         324,710         373,528          370,670          400,470
Total debt....................         165,388         212,231          191,676          221,476
Shareholders' equity..........          87,990          84,438           95,042           95,042

-------------------
(1) Amounts set forth for the year ended December 31, 1993 reflect the inclusion of Manetta Home Fashions, Inc. ("Manetta") from August 30, 1993, Tennessee Woolen Mills, Inc. ("TWM") from September 7, 1993 and Torfeaco Industries Limited ("Torfeaco") from December 1, 1993. Amounts set forth for the year ended December 31, 1994 reflect the inclusion of Imperial Feather Company ("Imperial") from August 19, 1994 and Beacon Manufacturing Company ("Beacon") from December 1, 1994. The financial information for years 1993 and 1994 has been reclassified for certain advertising and royalty fees so as to be comparable with the 1995 presentation.
     Advertising fees are now reported as a reduction of gross sales rather than selling, general and administrative ("SG&A") expenses and the royalty fees have been reclassified from SG&A expenses to cost of goods sold.

(2)  Represents SG&A expenses as a percentage of net sales.

(3) EBITDA consists of earnings before interest, income taxes, extraordinary items and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income, or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt.

(4)  Represents EBITDA as a percentage of net sales.

(5) For purposes of calculating these ratios, earnings represents earnings before income taxes plus fixed charges, as defined. Fixed charges consists of interest expense, amortization of debt issuance costs, and the portion (approximately one-third) of rental and lease expense, which Management believes is representative of the interest component of rental and lease expense.

(6) The pro forma financial data has been calculated giving effect to the Prior Offering and the application of the net proceeds therefrom, the amendment of the Company's existing Credit Agreement as described in "Description of Credit Agreement" and certain cost savings associated with the License Agreement entered into in connection with the Acquisition as if each such transaction occurred on January 1, 1995. However, no other pro forma adjustments have been made with respect to the Acquisition, including any revenue and attributable EBITDA effects. Fieldcrest generated approximately $37.0 million of revenues from the sale of Blanket Products under the Licensed Marks during the year ended December 31, 1995. However, the Acquisition did not involve the purchase of Fieldcrest's Blanket Products business, including but not limited to its sales and marketing personnel, its product distribution channels or its customer service department. While the Company believes that its existing sales, distribution and customer service capabilities will support the Company's sales of Blanket Products under the Licensed Marks, there can be no assurance that the Company will be able to generate revenues from such assets at the levels previously achieved by Fieldcrest. Moreover, the pro forma financial data does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. See "-- Recent Development" and "Use of Proceeds."

(7) The pro forma balance sheet data has been calculated giving effect to the Prior Offering and the application of the net proceeds therefrom as if each occurred on September 28, 1996.

                                RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, IN EVALUATING THE EXCHANGE OFFER.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

     Upon consummation of the Prior Offering, the Company became highly leveraged. At September 28, 1996, on a pro forma basis, after giving effect to the Prior Offering and the application of the net proceeds therefrom, the Company would have had total consolidated outstanding debt of approximately $221.5 million. In addition, subject to the restrictions in the Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional Senior Indebtedness) from time-to-time to finance acquisitions or capital expenditures or for general corporate purposes. Upon the closing of the Prior Offering, the Company had unused borrowing capacity of up to approximately $89.0 million under a $175.0 million revolving credit facility (the "Revolver") provided for in the Credit Agreement.

     The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for other acquisitions, working capital, capital expenditures or research and development may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally.

     The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowing under the Credit Agreement or any successor credit agreement. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Agreement or other debt instruments. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or research and development may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, if at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness, if any, of the Company. In addition, there can be no assurance that the Company will have available the financial resources necessary to repurchase any or all Notes tendered upon a Change of Control.

SUBORDINATION OF NOTES AND GUARANTEES

     The Old Notes are, and the New Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the Credit Agreement. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Each Guarantee will be similarly subordinated in right of payment to all existing and future Guarantor Senior Indebtedness of the relevant Guarantor, including such Guarantor's guaranty of the Company's indebtedness under the Credit Agreement. In addition, under certain circumstances the Company will not be permitted to pay its obligations under the Notes in the event of a default under certain Senior Indebtedness.
The aggregate principal amount of Senior Indebtedness of the Company, as of September 28, 1996 would have been approximately $96.5 million on a pro forma basis after giving effect to the Acquisition, the Prior Offering and the application of the net proceeds therefrom. Additional Senior Indebtedness may be incurred by the Company from time-to-time, subject to certain restrictions. See "Description of Notes--Subordination."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS


     The Indenture restricts, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure PARI PASSU or subordinated indebtedness, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur substantially all of the assets of the Company, enter into certain transactions with affiliates, or encumber indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.


     The Credit Agreement contains more extensive and restrictive covenants and restrictions than the Indenture and requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. In addition, the Company's operating and financial flexibility will be limited by covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of the Company. The Credit Agreement also prohibits the Company from prepaying other indebtedness (including the Notes) before indebtedness under the Credit Agreement. A breach of any of these covenants could result in a default under the Credit Agreement. Upon the occurrence of an event of default under the Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the Credit Agreement, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

     As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes--Certain Covenants" and "Description of Credit Agreement."

FRAUDULENT CONVEYANCE STATUTES

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantors, at the time it incurred the indebtedness evidenced by the Notes or its Guarantee, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Guarantee could be voided, or claims in respect of the Notes or the Guarantees could be subordinated to all other debts of the Company or such Guarantor, as the case may be. The voiding or subordination of any of such pledges or other security interests or of any of such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     To the extent any Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Notes would cease to have any claim in respect of such Guarantor and would-be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of Notes relating to any voided portions of any of the Guarantees.

     The Company is a holding company whose material assets consist primarily of the capital stock of the Guarantors and the Company's intellectual property assets. Consequently, the Company is dependent upon dividends paid by the Guarantors to pay its operating expenses, service its debt obligations, including the Notes, and satisfy any mandatory repurchase obligations relating to the Notes, as a result of Change of Control or a sale or other disposition of certain assets. See "Description of Notes" and "Description of Credit Agreement."

FUTURE ACQUISITIONS

     The Company expects to continue a strategy of identifying and acquiring companies with complementary products or services that may be expected to enhance the Company's operations and profitability. There can be no assurances that the Company will be able to integrate acquisitions successfully into the Company's operations or that any of such acquisitions will prove profitable.

DEPENDENCE ON SUPPLY SOURCES IN CHINA

     CONCENTRATION OF SUPPLY SOURCES. In 1995 and the nine months ended September 28, 1996, approximately 80% of the raw feather and down that Pillowtex uses to produce natural fill pillows and down comforters was imported from the People's Republic of China ("China"). In 1995, the Company opened an office in Hong Kong to source purchases from China and other far eastern countries of raw feather and down (some of which is also obtained through an independent supplier in the United States), comforter shells and comforter covers.

     POSSIBLE DISRUPTION OF SUPPLY SOURCES. The Company's relationships with its suppliers in China could be disrupted or adversely affected due to a number of factors, including governmental regulation, fluctuation in exchange rates, and changes in economic and political conditions in China. If the Company's supply sources in China were disrupted for any reason, the Company believes, based on existing market conditions, that it could establish alternative supply relationships. However, because establishing these relationships involves numerous uncertainties relating to delivery requirements, price, payment terms, quality control, and other matters, the Company is unable to predict whether such relationships would be on terms satisfactory to the Company. Accordingly, any significant disruption in the Company's relationships with its suppliers in China could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing, Raw Materials, and Imports."

     IMPORT REGULATIONS. The Company's relationships with its suppliers in China are also subject to risks associated with changes in United States legislation and regulations relating to imports, including quotas, duties and taxes, and other charges or restrictions on imports. Products that the Company imports from China currently receive preferential tariff treatment accorded goods from countries granted "most favored nation" status. Under the Trade Act of 1974, the President of the United States is authorized, upon making specified findings, to waive certain restrictions that would otherwise render China ineligible for most favored nation treatment. The President has waived these provisions each year since 1979. Most favored nation status was accordingly renewed in June 1996 despite legislation pursued by Congress that demanded that China desist from certain trade and military activities. Congress will continue to monitor these activities and may encourage the President to reconsider the renewal of most favored nation status for China in June 1997 and no assurance can be given that China will continue to enjoy this status in the future. Raw materials and finished products entering the United States from China without the benefit of most favored nation treatment would be subject to significantly higher duty rates. See "Business--Manufacturing, Raw Materials and Imports."

ADVERSE RETAIL INDUSTRY CONDITIONS

     The Company sells its products to a number of department stores and other major retailers who have experienced financial difficulties during the past several years. Some of the retailers to which the Company sells its products are currently operating under the protection of federal bankruptcy laws or state insolvency laws or may file for relief under such laws in the future. As a result of these financial difficulties and bankruptcy and insolvency proceedings, the Company may be unable to collect some or all amounts owed by these retailers. Additionally, all or part of the operations of a retailer that seeks bankruptcy or other debtor protection may be discontinued or sales of the Company's products to such a retailer may be curtailed or terminated as a result of bankruptcy or insolvency proceedings. During 1995 and the nine months ended September 28, 1996, sales to retailers currently operating under the protection of such laws accounted for approximately 1.6% and 1.3% of Pillowtex's net sales, respectively.

DEPENDENCE ON KEY LICENSES

     The Company holds licenses with organizations such as Ralph Lauren, Disney, Fieldcrest, DuPont, the U.S. Postal Service, WestPoint Stevens, Inc., and others, using such well-known trademarks and trade names as the Ralph Lauren Home Collection, Mickey & Co.-Registered Trademark-, Cannon-Registered Trademark-, Royal Velvet-Registered Trademark-, Charisma-Registered Trademark-, Touch of Class-Registered Trademark-, Martex-Registered Trademark- and Dacron-Registered Trademark-. Although the significance of specific licenses varies from year-to-year, a substantial portion of Pillowtex's net sales for 1995 and the nine months ended September 28, 1996, were attributable to products sold under licensed trademarks and trade names. These licenses generally require the payment of royalties based on net sales, including the payment of minimum annual royalties, and expire at various dates from 1996 to 1999. No assurance can be given that Pillowtex will be able to renew these licenses on terms acceptable to Pillowtex upon their expiration or will be able to acquire new licenses to use other popular trademarks. In addition, if Mr. Charles M. Hansen, Jr., the Company's Chairman of the Board, President and Chief Executive Officer, ceases to be actively involved in the management of the Company or if Mr. Hansen and/or John H. Silverthorne, or their immediate families, in the aggregate, cease to beneficially own at least 40% of the Company's common stock (the "Common Stock"), the Company's license to market products under the Ralph Lauren Home Collection will become subject to termination at the option of the licensor.
The loss of a significant license could have a material adverse effect on the financial condition or results of operations of the Company.

RISK OF LOSS OF MATERIAL CUSTOMERS

     In 1995, sales to Wal-Mart and Dayton Hudson accounted for 13.7% and 12.7% of the Company's total sales, respectively. For the nine months ended September 28, 1996, sales to Wal-Mart and Dayton Hudson accounted for 14.7% and 12.5% of total sales, respectively. Consistent with industry practice, Pillowtex does not operate under a long-term written supply contract with Wal-Mart, Dayton Hudson or any other of its customers. The Company's business could be materially adversely affected by the loss of Dayton Hudson or Wal-Mart as continuing major customers.

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

     Upon a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase and Liquidated Damages. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered. Moreover, restrictions in the Credit Agreement prohibit the Company from making such required repurchases; consequently, any such repurchases would constitute an event of default under the Credit Agreement. There can be no assurance that the Company will be able to obtain appropriate consents under the Credit Agreement to enable it to fulfill such repurchase obligations. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at the Option of Holders."

INDUSTRY COMPETITION AND COMPETITIVE FACTORS

     The Company participates in a highly competitive industry. The Company competes with a number of established manufacturers, importers and distributors of home textile furnishings, some of which have greater financial distribution and marketing resources. The Company's current competitors consist primarily of domestic suppliers of bed pillows, blankets, mattress pads, down comforters and other bedroom textile furnishings. The home fashion products industry also includes companies that produce bed sheets, towels and other commodity-type items. A number of these companies do not currently offer the Company's principal products. There can be no assurance, however, that these companies will not compete with the Company in the future.

     The Company competes on the basis of price, quality, brand names and service. The Company believes that the principal competitive factors affecting its business include its sales and marketing expertise, its ability to create and develop products offering superior performance characteristics, its relationships with customers and its manufacturing and distribution capabilities.

CONTROL BY PRINCIPAL SHAREHOLDERS


     Charles M. Hansen, Jr., Mary R. Silverthorne and the John H. Silverthorne Marital Trust B (collectively, the "Principal Shareholders"), own an aggregate of 5,887,159 shares of the Common Stock, representing approximately 55.4% of the outstanding shares of Common Stock as of December 28, 1996. As a result, the Principal Shareholders are in a position to control the Company through their ability to determine the outcome of elections of the Company's directors. See "Principal Shareholders."


DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by or under the direction of Charles M. Hansen, Jr., who serves as Chairman of the Board, President and Chief Executive Officer. The Company believes that its future success will be highly dependent upon its ability to attract and retain skilled managers and other personnel, including Mr. Hansen. The loss of Mr. Hansen's services could have a material adverse effect on the Company. See "--Dependence on Key Licenses."

SEASONALITY OF BUSINESS

     Pillowtex's business is subject to a pattern of seasonal fluctuation. During the past three years, sales and earnings from operations generated during the second half of the year averaged approximately 62% and 69%, respectively, of the Company's total sales and earnings from operations. The Company's needs for working capital accelerate in the second half of the year and, accordingly, total debt levels tend to peak in the third and fourth quarters, falling off again in the first quarter of the following year. The amount of the Company's sales generated during the second half of the year generally depends upon a number of factors, including the level of retail sales for home textile furnishings during the fall and winter, weather conditions affecting the level of sales of down comforters and blankets (which are sold in greater quantities in cold weather), general economic conditions, and other factors beyond the Company's control. The Company's results of operations would be adversely and disproportionately affected if the Company's sales were substantially lower than those normally expected during the second half of the year.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     The New Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automation Quotation System. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Exchange Act and may be limited during the Exchange Offer and at certain other times. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

                             THE EXCHANGE OFFER

PURPOSE AND EFFECT


     The Old Notes were sold by the Company to the Initial Purchasers on November 12, 1996, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, each domestic Subsidiary of the Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to December 12, 1996, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to February 10, 1997 and (b) to cause the Exchange Offer to be consummated on or prior to 20 business days after the date such registration statement is declared effective by the Commission. The Company will keep the Exchange Offer open for a period of not less than 20 business days and not more than 30 business days. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects to not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."


     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of Old Notes may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes.

     As of the date of this Prospectus, $125.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of February 3, 1997, there was one registered holder of the Old Notes, Cede & Co., which held the Old Notes for 33 of its participants. Solely for reasons of administration, the Company has fixed the close of business on February 3, 1997, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.


     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The Expiration Date shall be March 19, 1997 at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended, but shall not be later than March 24, 1997.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modification of the Exchange Offer, including, but not limited to,
(i) extension of the period during which the Exchange Offer is open and (ii) satisfaction of the conditions set forth below under "--Conditions of the Exchange Offer" may require that at least five business days remain in the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Exchange Offer Registration Statement of which this Prospectus constitutes a part.

TERMINATION OF CERTAIN RIGHTS


     The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, holders of Old Notes are entitled to receive Liquidated Damages of $0.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum of $0.30 per week per $1,000 principal amount of Old Notes). A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the Exchange Offer Registration Statement has not been filed with the Commission on or prior to December 12, 1996; (ii) the Exchange Offer Registration Statement is not declared effective on or prior to February 10, 1997 (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the period specified in the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.


ACCRUED INTEREST

     The New Notes will bear interest at a rate equal to 10% per annum, which interest shall accrue from November 12, 1996 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes--Principal, Maturity and Interest."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.




     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined under "The Exchange Offer--Procedures for Tendering Old Notes"). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution, or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.


     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial

Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in "no-action" letters that are discussed herein under "--Resales of the New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial
Owner understand that a secondary resale transaction described in clause
(iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.


GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within four (4) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer must be received by the Exchange Agent within four (4) business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.


     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal.
Properly withdrawn Old Notes may be rendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     Bank One, Columbus, N.A. is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                       BY REGISTERED OR CERTIFIED MAIL:


                                Ted Kravitz
                          Bank One, Columbus, N.A.
                           235 West Schrock Road
                    Attention:  Corporate Trust Operation
                          Columbus, Ohio 43271-0184


                                     or

                          Bank One, Columbus, N.A.
                          c/o First Chicago Trust
                            Company of New York
                   Attention:  Corporate Trust Department
                              14 Wall Street
                           8th Floor, Window 2
                         New York, New York 10005

                        BY HAND OR OVERNIGHT COURIER:


                                Ted Kravitz
                         Bank One, Columbus, N.A.
                          235 West Schrock Road
                   Attention:  Corporate Trust Operation
                         Westerville, Ohio 43081

                                     or

                         Bank One, Columbus, N.A.
                         c/o First Chicago Trust
                           Company of New York
                   Attention: Corporate Trust Department
                             14 Wall Street
                           8th Floor Window 2
                        New York, New York 10005

                                BY FACSIMILE:

                              (614) 248-5088 (OH)

                                      or

                              (212) 240-8988 (NY)


                   Confirm by Telephone:  (212) 240-8862 (NY)
                                          1-800-346-5153


FEES AND EXPENSES

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing Prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of independent certified public accountants, (vi) rating agency fees, (vii) internal expenses of the Company (including all salaries and expenses of officers and employees of the Company performing legal or accounting duties), and (ix) fees and expenses incurred in connection with the listing of the New Notes on a securities exchange.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Based on an interpretation by the staff of the Commission set forth in "no-action" letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available

June 5, 1991) and Exxon Capital Holdings Corporation (available April 13,
1989), or interpreted in the Commission's letter to Shearman & Sterling (available July 2, 1993), or similar "no-action" or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company on a historical basis as of September 28, 1996, and on a pro forma basis after giving effect to the Prior Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.


                                                         SEPTEMBER 28, 1996
                                                        ---------------------
                                                         ACTUAL     PRO FORMA
                                                        --------    ---------
                                                           (IN THOUSANDS)
Total debt(1):
  Term Loan..........................................   $ 70,400     $   -
  Revolver...........................................    110,800       86,000
  10% Senior Subordinated Notes......................       -         125,000
  Other..............................................     10,476       10,476
                                                        --------     --------
    Total debt.......................................    191,676      221,476
                                                        --------     --------
Shareholders' equity:
  Preferred stock, par value $0.01 per share;
   20,000,000 shares authorized; no shares issued
   and outstanding...................................       -            -
  Common Stock, par value $0.01 per share;
   30,000,000 shares authorized; 10,617,722 shares
   issued and outstanding(2).........................        106          106
  Additional paid-in capital.........................     58,427       58,427
  Retained earnings..................................     36,628       36,628
  Currency translation adjustment....................       (119)        (119)
                                                        --------     --------
    Total shareholders' equity.......................     95,042       95,042
                                                        --------     --------
      Total capitalization...........................   $286,718     $316,518
                                                        --------     --------
                                                        --------     --------

_____________
(1) For information concerning the Company's long-term debt, see Note 6 to Consolidated Financial Statements. Total debt as of September 28, 1996 includes the current portion of long-term debt of $10.0 million under the Term Loan and $1.5 million under Other.

(2) Excludes 1,200,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan (the "Stock Option Plan"), of which 510,865 shares were issuable upon exercise of stock options outstanding as of September 28, 1996. See "Management--Stock Option Plan."

                 SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents selected historical consolidated and unaudited pro forma consolidated data for the Company. The historical consolidated financial information under the captions "Statements of Earnings Data" for each of the years in the five-year period ended December 30, 1995 and under the caption "Balance Sheet Data" as of December 30, 1995 has been derived from the Company's consolidated financial statements, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and December 30, 1995 and for each of the years in the three-year period ended December 30, 1995, and the auditors' report thereon, are included elsewhere herein. The historical consolidated financial information under the captions "Statements of Earnings Data" and "Balance Sheet Data" as of September 30, 1995 and September 28, 1996 and for the nine months then ended has been derived from the unaudited consolidated financial statements which, except for the consolidated balance sheet as of September 30, 1995, are included elsewhere herein. The selected financial information should be read in conjunction with "Prospectus Summary-- Recent Development," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Credit Agreement" and the Company's Consolidated Financial Statements (including related notes thereto) included elsewhere in this Prospectus.

                                                                   FISCAL YEAR (1)                    NINE MONTHS ENDED
                                            ---------------------------------------------------- ---------------------------
                                                                                                 SEPTEMBER 30, SEPTEMBER 28,
                                              1991       1992       1993       1994       1995       1995          1996
                                            --------   --------   --------   --------   -------- ------------- -------------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF EARNINGS DATA:
Net sales................................   $258,966   $273,462   $291,624   $349,520   $474,899    $332,352     $335,770
Cost of goods sold.......................    206,626    222,611    238,155    294,714    395,922     275,407      280,272
                                            --------   --------   --------   --------   --------    --------     --------
Gross profit.............................     52,340     50,851     53,469     54,806     78,977      56,945       55,498
Selling, general and administrative
 expenses................................     33,227     33,376     29,227     36,399     42,508      32,315       31,170
                                            --------   --------   --------   --------   --------    --------     --------
Earnings from operations.................     19,113     17,475     24,242     18,407     36,469      24,630       24,328
Interest expense.........................      5,283      4,997      3,042      6,361     17,491      12,964       10,279
Other expense (income), net..............      --         1,049      --          (379)     --          --           --
                                            --------   --------   --------   --------   --------    --------     --------
Earnings before income taxes..............    13,830     11,429     21,200     12,425     18,978      11,666       14,049
Income taxes..............................       626        529      8,420      4,736      7,509       4,678        5,495
                                            --------   --------   --------   --------   --------    --------     --------
Net earnings.............................   $ 13,204   $ 10,900   $ 12,780   $  7,689   $ 11,469    $  6,988     $  8,554
                                            --------   --------   --------   --------   --------    --------     --------
                                            --------   --------   --------   --------   --------    --------     --------
OTHER DATA:
Depreciation and amortization............   $  2,888   $  3,104   $  3,868   $  6,365   $ 11,994    $  8,767     $  9,440
Capital expenditures.....................      3,742      5,869      7,135     10,538     12,448       8,630        2,981
SG&A margin (2)..........................       12.8%      12.2%      10.0%      10.4%       9.0%        9.7%         9.3%
EBITDA (3)...............................   $ 22,001   $ 19,530   $ 28,110   $ 25,151   $ 48,463    $ 33,397     $ 33,768
EBITDA margin (3)(4).....................        8.5%       7.1%       9.6%       7.2%      10.2%       10.0%        10.1%
Ratio of EBITDA to interest expense (3)..        4.2x       3.9x       9.2x       4.0x       2.8x        2.6x         3.3x
Ratio of earnings to fixed charges (5)...        3.4x       3.0x       6.8x       2.8x       2.0x        1.8x         2.2x

PRO FORMA FINANCIAL DATA (6):
Interest expense.........................                                               $ 19,936    $ 15,110     $ 13,879
EBITDA (3)...............................                                                 48,758      33,605       33,960
Ratio of EBITDA to interest expense (3)..                                                    2.4x        2.2x         2.4x
Ratio of earnings to fixed charges (5)...                                                    1.8x        1.6x         1.6x

                                                                                                                   PRO
                                                                                      AT                         FORMA (7)
                                                                   ------------------------------------------  -------------
                                                                   DECEMBER 30,  SEPTEMBER 30,  SEPTEMBER 28,  SEPTEMBER 28,
                                                                       1995          1995           1996           1996
                                                                   ------------  -------------  -------------  -------------
                                                                                         (in thousands)
BALANCE SHEET DATA:
Working capital...................................................   $110,128       $149,933        $152,787       $178,287
Total assets......................................................    324,710        373,528         370,670        400,470
Total debt........................................................    165,388        212,231         191,676        221,476
Shareholders' equity..............................................     87,990         84,438          95,042         95,042

_____________
(1) Amounts set forth in the year ended December 31, 1993 reflect the inclusion of Manetta from August 30, 1993, TWM from September 7, 1993 and Torfeaco from December 1, 1993. Amounts set forth in the year ended December 31, 1994 reflect the inclusion of Imperial from August 19, 1994 and Beacon from December 1, 1994. The financial information for years 1993 and 1994 has been reclassified for certain advertising and royalty fees so as to be comparable with the 1995 presentation. Advertising fees are now reported as a reduction of gross sales rather than SG&A expenses and the royalty fees have been reclassified from SG&A expenses to cost of goods sold.

(2)  Represents SG&A expenses as a percentage of net sales.

(3) EBITDA consists of earnings before interest, income taxes, extraordinary items and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt.

(4)  Represents EBITDA as a percentage of net sales.

(5) For purposes of calculating these ratios, earnings represents earnings before income taxes plus fixed charges, as defined. Fixed charges consists of interest expense, amortization of debt issuance costs, and the portion (approximately one-third) of rental and lease expense, which management believes is representative of the interest component of rental and lease expense.

(6) The pro forma financial data has been calculated giving effect to the Prior Offering and the application of the net proceeds therefrom, the amendment of the Company's existing Credit Agreement as described in "Description of Credit Agreement" and certain cost savings associated with the License Agreement entered into in connection with the Acquisition. However, no other pro forma adjustments have been made with respect to the Acquisition, including any revenue and attributable EBITDA effects. Fieldcrest generated approximately $37.0 million of revenues from the sale of Blanket Products under the Licensed Marks during the year ended December 31, 1995. However, the Acquisition did not involve the purchase of Fieldcrest's Blanket Products business, including but not limited to its sales and marketing personnel, its product distribution channels or its customer service department. While the Company believes that its existing sales, distribution and customer service capabilities will support the Company's sale of Blanket Products under the Licensed Marks, there can be no assurance that the Company will be able to generate revenues from such assets at the levels previously achieved by Fieldcrest. Moreover, the pro forma financial data does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. See "Recent Development."

(7) The pro forma balance sheet data has been calculated giving effect to the Prior Offering and the application of the net proceeds therefrom as if each occurred on September 28, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

     THE FOLLOWING ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE HEREIN.

GENERAL

     On March 17, 1993, the Company completed an initial public offering of its Common Stock with the issuance of 4,085,000 shares at $14.00 per share. The Company received net proceeds of $52.1 million after deducting offering costs.

     The Company, originally founded as a pillow manufacturer in 1954, has historically expanded its product lines through acquisitions into other categories of top of the bed products including mattress pads, comforters and blankets. The Company has been successful in integrating these acquisitions into its existing operations, resulting in increased sales, more efficient distribution and a broader product line. The Company expanded its product line to include blankets through the acquisition of Manetta Mills, Inc. ("Manetta") in August 1993 and Tennessee Woolen Mills, Inc. ("TWM") in September 1993. In addition, in December 1994, the Company acquired substantially all of the assets of Beacon Manufacturing Company ("Beacon"), a 92-year old manufacturer of cotton and synthetic blankets and throws, jacquard throws and woven corded bedspreads. The Company expanded its manufacturing operations into Canada through the acquisition of Torfeaco Industries, Ltd. ("Torfeaco"), a manufacturer of fashion and synthetic bedding products in December 1993 and Imperial Feather Company ("Imperial"), a manufacturer of bedding products, including natural fill and synthetic bed pillows, down comforters and comforter covers in August 1994.
Each of these acquisitions was accounted for under the purchase method of accounting, and, accordingly, the results of operations of each acquired company have been included in the Consolidated Statements of Earnings since its respective acquisition date.

     Due to the number, magnitude and timing of the Company's acquisitions, the Company's operating results, as reflected in the Consolidated Financial Statements, are not directly comparable on a year-to-year basis or quarter-to-quarter basis.

OVERVIEW OF RESULTS OF OPERATIONS

     The following table presents certain statements of earnings data as a percentage of sales for the periods indicated and should be read in conjunction with the foregoing section entitled "Selected Historical and Pro Forma Financial Data."

                                                YEAR ENDED                        NINE MONTHS ENDED
                                  ----------------------------------------  ----------------------------
                                  DECEMBER 31,  DECEMBER 31,  DECEMBER 30,  SEPTEMBER 30,  SEPTEMBER 28,
                                      1993          1994          1995          1995           1996
                                  ------------  ------------  ------------  -------------  -------------
Net sales........................    100.0%        100.0%        100.0%        100.0%         100.0%
Cost of goods sold...............     81.7          84.3          83.4          82.9           83.5
Gross profit.....................     18.3          15.7          16.6          17.1           16.5
Selling, general and
 administrative expenses.........     10.0          10.4           9.0           9.7            9.3
Earnings from operations.........      8.3           5.3           7.6           7.4            7.2
Interest expense.................      1.0           1.8           3.7           3.9            3.1
Other income.....................      -             0.1           -             -              -
Earnings before income taxes.....      7.3           3.6           3.9           3.5            4.1
Net earnings.....................      4.4%          2.2%          2.4%          2.1%           2.5%

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1996
     VERSUS THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     NET SALES. Net sales were $335.8 million for the nine months ended September 28, 1996, representing an increase of $3.4 million or 1.0% as compared to $332.4 million for the same period in 1995. The year to date increase reflected strong bed pillow, mattress pad and fashion bedding sales, partially offset by lower blanket sales, in the third quarter and first half of 1996. Management believes the shortfall in blanket sales was due primarily to retailers' decisions to place orders for blankets closer to the normal late fall selling season.

     GROSS PROFIT. Gross profit margins decreased to 16.5% in the nine months ended September 28, 1996, from 17.1% in the nine months ended September 30, 1995. The decline was due to several factors including (i) a shift in blanket sales mix towards lower average margin products, which Management believes occurred primarily due to the decision of retailers of higher margin products to defer orders as described above, as well as an increase in sales of lower margin products and (ii) one-time costs incurred on the start-up of the Company's new cotton spinning facility, most of which occurred in the first six months of 1996. Management believes that the process of upgrading the yarn spinning facility is largely complete.

     SG&A. Selling, general and administrative ("SG&A") expenses fell by $1.1 million to $31.2 million in the nine months ended September 28, 1996, from $32.3 million in the nine months ended September 30, 1995, while, as a percentage of sales, SG&A expenses decreased to 9.3% from 9.7% in the respective periods. These decreases reflected the continuing focus of the Company on containing these expenses.

     INTEREST. Interest expense decreased to $10.3 million in the nine months ended September 28, 1996, from $13.0 million in the nine months ended
September 30, 1995. Interest expense fell due to lower borrowings and decreased average interest rates.

     TAXES. The effective tax rate for the nine months ended September 28, 1996 decreased to 39.1% compared to 40.1% for the nine months ended September 30, 1995, primarily due to lower state taxes.

     NET EARNINGS. Net earnings increased to $8.6 million in the nine months ended September 28, 1996, from $7.0 million in the nine months ended
September 30, 1995. As a percentage of sales, net earnings increased to 2.5% in the nine months ended September 28, 1996 from 2.1% in 1995.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 30, 1995
     VERSUS THE YEAR ENDED DECEMBER 31, 1994

     NET SALES. Net sales were $474.9 million in 1995, representing an increase of $125.4 million or 35.9% as compared to sales of $349.5 million in 1994. This increase resulted primarily from the inclusion of 12 months of sales from Beacon during 1995. Despite generally weak retail buying conditions, sales of the Company's core product lines were largely flat.

     GROSS PROFIT. Gross profit margins increased to 16.6% in 1995 from 15.7% in 1994. Margins were supported by product price increases implemented in 1995 and increased operating productivity at the Company's manufacturing facilities, the latter of which resulted from efficiencies achieved through the further successful integration of the blanket plants acquired in 1993 and 1994. Margin increases were offset in part by a sales mix change that included a greater percentage of blanket sales in 1995, which generally carry lower margins than the Company's other products, increases in raw materials prices and by a higher percentage of closeout goods in the sales mix.

     SG&A. SG&A expenses grew by $6.1 million to $42.5 million in 1995 from $36.4 million in 1994, due primarily to the acquisition in December 1994 of Beacon. As a percentage of sales, however, SG&A expenses fell significantly, to 9.0% in 1995 from 10.4% in 1994. This decrease was the result of comprehensive cost cutting throughout the Company, including expenses related to the integration of the blanket plants acquired in 1993 and 1994, as well as reductions in salaries, travel, advertising, professional fees and other general administrative expenses.

     INTEREST. Interest expense increased to $17.5 million in 1995 from $6.4 million in 1994 due to increased debt levels and interest rates. Higher borrowings related to the acquisition of Beacon in 1994 and the inventory carrying costs resulting from earlier purchases of certain imported products in expectation of closure of quota categories applicable to certain goods imported from China.

     TAXES. The effective tax rate in 1995 grew to 39.6%, compared to 38.1% in 1994, due to the expiration of certain tax credits and to a reduction in tax-exempt earnings.

     NET EARNINGS. Net earnings increased to $11.5 million in 1995 from $7.7 million in 1994, as a result of improved gross margins and marked decreases in SG&A expenses, partially offset by increased interest expense.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994
     VERSUS THE YEAR ENDED DECEMBER 31, 1993

     NET SALES. Net sales were $349.5 million in 1994, representing an increase of $57.9 million or 19.9%, as compared to sales of $291.6 million in 1993. This increase resulted largely from the acquisitions made in late 1993 and 1994. Sales of some of the Company's core product lines, including mattress pads and Ralph Lauren bedding textiles, increased as well. Especially in the fourth quarter of 1994, however, sales of core products were negatively impacted by unseasonably warm winter weather, retailers' overstocked inventory and the Company's inability to meet demand in certain product lines traditionally imported from China, which were subject to new quota restrictions. See "Risk Factors--Dependence on Supply Sources in China."

     GROSS PROFIT. Gross profit margins decreased to 15.7% in 1994 from 18.3% in 1993, principally as a result of production inefficiencies experienced at the blanket-producing facilities acquired in late 1993, as well as production inefficiencies at one of the Company's existing plants. Margin decreases were also due to integration costs related to the Canadian facilities, and increases in the prices of cotton, polyester and other raw materials.

     SG&A. SG&A expenses grew by $7.2 million to $36.4 million in 1994 from $29.2 million in 1993, and as a percentage of sales, to 10.4% in 1994 from 10.0% in 1993. This increase resulted from expenses related to the integration of the blanket operations acquired in 1993, and the acquisition of the two Canadian facilities.

     INTEREST. Interest expense increased to $6.4 million in 1994 from $3.0 million in 1993, due to higher average interest rates and debt levels. The increased borrowings related to certain acquisitions in 1993, as well as higher working capital requirements associated with the earlier purchases of certain imported products in expectation of closure of quota categories applicable to certain goods imported from China, and higher than expected fourth quarter inventory levels. See "Business--Manufacturing, Raw Materials and Imports."

     TAXES. The effective tax rate in 1994 was 38.1% as compared to an effective tax rate of 39.7% in 1993. The decreased effective tax rate in 1994 was principally due to lower net earnings, higher tax-exempt income and increased state tax credits.

     NET EARNINGS. Net earnings in 1994 decreased to $7.7 million from pro forma net earnings of $12.8 million in 1993, principally as a result of decreased gross profit margins, increased SG&A expenses and increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's historical capital resources have included funds from operations, the initial public offering of Common Stock and the Prior Offering, bank lines of credit, industrial revenue bonds and other borrowings. The primary uses of cash by the Company have been to provide funds for operations, make expenditures for capital improvements, equipment and facilities, repay indebtedness, pay cash dividends to shareholders, repurchase shares of Common Stock and make acquisitions.

     The Company's working capital needs have generally been met through cash flow generated by operations and borrowings under the Credit Agreement.

     The Company consummated the Prior Offering in November 1996, resulting in net proceeds to the Company of approximately $121.7 million. The Company used these net proceeds (i) to retire the indebtedness outstanding under the Company's previously existing term loan facility under the Credit Agreement (the "Term Loan") with a syndicate of banks led by NationsBank of Texas, N.A. ("NationsBank") (approximately $70.4 million), (ii) to finance the Acquisition (approximately $28.3 million), (iii) to purchase a warehouse and distribution facility in Mauldin, South Carolina (approximately $8.4 million), and (iv) to temporarily reduce indebtedness under the Revolver (approximately $14.6 million).


     Concurrently with the Prior Offering, the Company amended and restated the Revolver under its Credit Agreement. The Credit Agreement provides for borrowings in an aggregate principal amount of up to $175.0 million. Indebtedness under the Credit Agreement is guaranteed by each domestic Subsidiary of the Company and is secured by the Company's accounts receivable and inventory and by (i) 100% of the capital stock of the Company's domestic Subsidiaries and (ii) 65% of the capital stock of the Company's foreign Subsidiaries. Loans made pursuant to the Credit Agreement may be borrowed, repaid and reborrowed from time to time until the fifth anniversary of the establishment of the Credit Agreement, subject to satisfaction of certain conditions on the date of any such borrowing.

     Amounts outstanding under the Credit Agreement bear interest at a rate based, at the Company's option, upon (i) either NationsBank's base rate or LIBOR (the London Interbank Offered Rate) plus 0.875% or (ii) NationsBank's reserve-adjusted CD rate plus 1.000%. These rates are subject to decrease based upon the Company's achievement of (i) certain senior unsecured debt ratings or
(ii) certain ratios of funded debt to EBITDA. On a pro forma basis as of September 28, 1996, the interest rate on outstanding borrowings under the Credit Agreement would have been 6.305%.

     The Company from time to time enters into interest rate swap agreements in order to minimize the risk to the Company of fluctuations in interest rates. Pillowtex currently has interest rate swap agreements in place covering approximately $90.0 million of indebtedness that extend through August 1997, with an average interest rate of 5.565%.

     The Company expects to incur approximately $6.2 million in capital expenditures for 1996, including approximately $4.0 million at the blanket facilities in North Carolina, South Carolina and Tennessee, in order to upgrade the physical plants and purchase machinery and equipment. For the nine months ended September 28, 1996, the Company's capital expenditures were $3.0 million. The balance of the capital expenditures for 1996 will be used for regular maintenance and improvements at the Company's other manufacturing facilities and to upgrade the Company's computer system. In addition, the Company in November 1996 purchased a warehouse in South Carolina for approximately $8.4 million to replace certain warehouse facilities leased by Beacon. For 1995, the Company's capital expenditures were $12.4 million, including a total of $8.7 million for improvements and equipment purchases related to the blanket production facilities and approximately $0.3 million related to Torfeaco. In 1994, the Company's capital expenditures were $10.5 million, including a total of $5.4 million attributable to the blanket production facilities, and approximately $0.7 million related to Torfeaco.


     On each of March 27, 1996, June 26, 1996, September 26, 1996 and
December 16, 1996, the Company paid a cash dividend to shareholders of record on March 13, 1996, June 12, 1996, September 11, 1996 and December 2, 1996,
respectively, of $.05 per share.


     Historically, a significant portion of the Company's net sales have been generated during the second half of the year. During each of the past three years, sales and earnings from operations during the second half of the year averaged 62% and 69%, respectively, of the Company's total sales and earnings from operations. Consequently, working capital requirements and therefore, total debt levels, reach their highest levels as net sales peak in the third and fourth quarters of the year.

     The Company believes that the net proceeds received from the Prior Offering, in combination with cash flow generated from operations and funds available under the Revolver, are adequate to meet its working capital and related financing needs for the foreseeable future. See "Risk Factors - Significant Leverage and Debt Service."

                                    BUSINESS

GENERAL

     Pillowtex, founded in 1954, is a leading North American designer, manufacturer and marketer of bed pillows, blankets, mattress pads and down comforters. Other complementary bedroom textile furnishings offered by the Company include comforter covers, featherbeds, pillow protectors, decorative pillows, bedspreads, synthetic comforters, pillow shams, dust ruffles and window treatments. Pillowtex has positioned itself as a single-source supplier to retailers for bedroom textile furnishings (other than sheets), offering a broad assortment of products across multiple price points.

     The Company markets its products primarily to department stores, mass merchants, wholesale clubs, specialty retail stores, catalogs and institutional suppliers. The Company believes that it is one of the principal suppliers of bedroom textile furnishings to virtually all of the largest department stores in the United States.

BUSINESS STRATEGY

     Pillowtex's business strategy is to capitalize on the strengths that have distinguished the Company as a preferred supplier of high quality bedroom textile products in North America.

     OFFER EXTENSIVE PRODUCT LINES EMPHASIZING HIGHER MARGIN GOODS. The Company offers more top-of-the-bed product lines than any other major North American competitor. With the exception of sheets, the Company's strategy is to provide a "one-stop shop" for top-of-the-bed products, customized to each retailer's specific consumer profile. Therefore, the Company offers broad product assortments of high quality products at multiple price points. The Company emphasizes higher end, premium lines to encourage the consumer to trade up to better products with generally higher margins for the retailer and the Company.

     MAINTAIN STRONG CUSTOMER RELATIONSHIPS THROUGH COMPREHENSIVE MERCHANDISING PROGRAMS. The Company offers extensive merchandising programs to retailers in order to maximize product line sales and profitability. Merchandising programs, developed in meetings between the Company and the retailer, address product line assortments, branding strategies and point-of-sale displays, as well as promotional and advertising plans and layouts. In many cases, the Company oversees the creation of promotional and advertising supplements for its customers. Merchandising programs focus on motivating the retail consumer to "trade up" to better goods that offer higher margins.

     Pillowtex manufactures and markets goods utilizing established and well recognized licensed trademarks, Company-owned trademarks and trade names, customer-owned private labels and manufacturers' brand names including the Ralph Lauren Home Collection, Mickey & Co.-Registered Trademark-, Royal Velvet-Registered Trademark-, Touch of Class-Registered Trademark-, Cannon-Registered Trademark-, Nettle Creek-Registered Trademark-, Martex-Registered Trademark-, Regency by Globe-Registered Trademark-, Blue Heaven-TM-, Comforel-Registered Trademark- and Dacron-Registered Trademark-. These names provide the Company with the ability to differentiate its product offerings from its competitors for different channels of retail distribution and between different price points. The Company also provides extensive private label production for major retailers such as JCPenney Company, Inc., May Merchandising Corporation and Sears Roebuck and Co.

     CAPITALIZE ON NATIONWIDE PRODUCTION AND DISTRIBUTION CAPABILITIES. Capitalizing on its initial reputation as a key supplier to department stores, the Company has become a nationwide supplier for virtually all channels of retail and institutional distribution. The Company is a supplier to 47 of the top 50 retailers in the United States and the top five retailers in Canada. In order to most cost effectively ship bed pillows, mattress pads and down comforters and minimize delivery times, the Company developed regional production facilities. Pillowtex is the only supplier of these products with the capability to produce and ship from coast-to-coast regional production facilities. The Company was one of the industry pioneers in the development of extensive "quick response" capability, including an EDI system for nationwide, 24-hour acceptance of electronically transmitted customer orders. Through a single transmission, customers may place orders for multiple product lines for distribution from the Company's production facilities. These systems, in combination with the Company's manufacturing capabilities, enable the Company to produce and ship products to retailers with lead times as short as three to five days from receipt of order.

     ENHANCE THE COMPANY'S POSITION AS A LOW COST PRODUCER. The Company continually focuses on increasing automation, process improvements and system controls within the plants and throughout the business that result in improved operational efficiencies. These efforts have enabled the Company to achieve what it believes are the highest sales per employee of any major textile firm in the United States. The Company also believes that significant opportunities still exist to improve production efficiency within the blanket facilities. During the past 18 months, the Company added a new cotton yarn spinning plant which enabled it to consolidate two smaller facilities and resulted in the elimination of significant outside yarn purchases. The Company pursues worldwide procurement of both finished products and raw materials to reduce costs and locate new sources of production. The Company further emphasizes continual cost monitoring and the ongoing containment of SG&A expenses, through consolidation of these functions at acquired companies, better systems, the retention and training of well qualified staff. As a result, the Company was able to record one of the lowest SG&A percentages in the industry during 1995.


     MAKE SELECTIVE STRATEGIC ACQUISITIONS. Pillowtex continues to selectively acquire companies that offer products it believes will complement its existing lines and will provide product, marketing, channel of distribution or operational synergies. Since the early 1980s, Pillowtex has made a number of acquisitions in order to enter new product lines and markets. The Company follows a strategy of consolidating plant and SG&A functions and leveraging its strong retail relationships to expand sales and profitability. Through this strategy, Pillowtex has achieved a compound annual growth rate for net sales of 15.7% and EBITDA of 22.6% over the past five years.

PRODUCTS

     The Company has built its core business around four utility bedding product lines that have a low risk of obsolescence. These include bed pillows (including natural fill, synthetic fiber fill and latex), blankets (including cotton, wool blends, acrylic and polyester blankets and throws), down comforters and mattress pads (including thread quilt, sonic quilt and convoluted foam).
The Company also sells other bedroom textile furnishings, including comforter covers, featherbeds, pillow protectors, decorative pillows, bedspreads, synthetic comforters, pillow shams, dust ruffles and window treatments.

     BED PILLOWS. Management believes that the Company is currently a leading manufacturer and marketer of bed pillows in the United States and Canada. The Company produces and markets a broad line of traditional bed pillows, as well as specially designed bed pillows such as the BodyMate-Registered Trademark- body pillow and Great Shapes-Registered Trademark- pillows, including Euro Square, U-Neck and Neck Roll. The Company offers products at various levels of quality and price, from synthetic pillows sold at retail prices as low as $5 to fine white goose down pillows sold at a retail price of up to approximately $185.

     The Company believes that it is a leading feather and down pillow manufacturer in North America, offering products filled with quality goose and duck down, or blends of feather and down, in a range of grades. These materials, known as "natural fill," are noted for their loft and resiliency.

     The Company also manufactures and markets a full line of bed pillows featuring staple (cut and crimped), tow (continuous filament) and cluster (individual ball) synthetic fiber fills. The Company believes that it is a leading supplier of premium synthetic and latex bed pillows in the United States and Canada.

     BLANKETS. Management believes that the Company is a leading producer of blankets in the United States, as well as a leading marketer of blankets in Canada. The Company manufactures woven and nonwoven conventional and thermal weave blankets and throws in a wide assortment of fibers, including cotton, wool blend, acrylic and polyester. The Company is the exclusive supplier in North America of blankets for the Ralph Lauren Home Collection. The Company has a strong presence in the infant blanket market with products ranging from nonwoven receiving blankets, to jacquard throws, to the finest Supima-Registered Trademark- cotton crib blanket. The Company also designs and manufactures a full line of decorative cotton and acrylic jacquard throws.

     DOWN COMFORTERS. The Company was a pioneer in marketing down comforters in the United States and management believes that the Company is a leading manufacturer and marketer of down comforters in the United States and Canada. Down comforters have become increasingly popular for both their insulation and fashion qualities, selling well in both warm and cool climates. They sell at department stores at prices ranging from $70 to approximately $400. Increasingly popular higher end comforters may offer more down fill, sport higher thread count shells and feature more appealing "surface interest," such as damask dots, stripes and checks.

     MATTRESS PADS. Management believes that the Company is a leading manufacturer and marketer of mattress pads in the United States and Canada. The Company produces and markets a complete line of mattress pads, including sizes for adults and children, natural and synthetic filled, flat, fitted, and skirted, as well as its Adjust-A-Fit-Registered Trademark- mattress pad, an adjustable fit mattress pad made with Lycra-Registered Trademark-, a multidirectional stretch material produced by E.I. DuPont de Nemours & Company ("DuPont"). The Adjust-A-Fit-Registered Trademark- mattress pad correctly fits a broad range of mattress thicknesses, including pillow top mattresses. The DuPont Comforel Ultra pillow top mattress pad is a new high end product introduced in 1995 and exclusively marketed by Pillowtex.

     OTHER BEDROOM TEXTILES. The Company offers a variety of other complementary bedroom textile products including comforter covers, featherbeds, pillow protectors, synthetic fill comforters, decorative pillows, pillow shams, dust ruffles and window treatments. These products represent a source of additional profitability as "add-on" sales for retailers.

MARKETING, SALES AND DISTRIBUTION

     The Company markets its products to virtually all major retailers through channels of distribution that include department and specialty stores, mass merchants, discounters and catalogs, as well as institutional suppliers. The Company believes that it is one of the principal suppliers of bedroom textile products to several of the largest retailers in the United States. The Company's top 10 customers accounted for approximately 62.0% of total sales in 1995. Wal-Mart and Dayton Hudson accounted for 13.7% and 12.7% of the Company's total sales in 1995, respectively. No other customer accounted for more than 10% of total sales in 1995. For the nine months ended September 28, 1996, sales to Wal-Mart and Dayton Hudson accounted for 14.7% and 12.5% of the Company's total sales, respectively. Consistent with industry practice, the Company does not generally operate under long-term written supply contracts with its customers. See "Risk Factors--Risk of Loss of Material Customers."

     The Company's current international business is concentrated in Canada, although it also sells in Mexico, Latin America and overseas. The Company's acquisition of Torfeaco in 1993, and of Imperial and Beacon in 1994, greatly enhanced the Company's market position in Canada and its relationships with important Canadian retailers.

     The Company markets its products under numerous Company-owned trademarks and trade names and customer-owned private labels, as well as certain licensed trademarks and trade names. The Company uses trademarks, trade names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors.

     The Company's relationship with Ralph Lauren began in 1987 and the Ralph Lauren Home Collection is among its most important licensed trademarks. The Company holds an exclusive license for pillows, down comforters, mattress pads and blankets, and a non-exclusive license for fashion bedding to manufacture, and in certain cases to sell, a variety of home textile products sold in North America. The Ralph Lauren Home Collection products are sold worldwide to fine department and specialty stores.

     In an effort to maximize the Company's product exposure and increase sales, Pillowtex works closely with its major customers to assist them in merchandising and promoting the Company's products to the consumer. In addition to frequent personal consultation with the employees of these customers, the Company meets with its customers' senior management periodically to jointly develop merchandise assortments and plan promotional events specifically tailored to that customer. The Company provides merchandising assistance with store layouts, fixture designs, advertising and point of sale displays. The Company also provides customers with preprinted, customized advertising materials designed to increase sales.

     The Company's EDI system allows customers to place, and allows the Company to fill, track and bill, orders by computer. This system enables the Company to ship products on a "quick response" basis.

     The Company generally employs salespeople who have many years of industry experience. Most sales people are compensated with a combination of salary and discretionary bonus. Certain Ralph Lauren Home Collection products are sold by the Ralph Lauren sales force.

PATENTS, TRADEMARKS AND LICENSE AGREEMENTS

     The Company holds a patent that utilizes a fabric with multi-directional stretch for the production of the skirting material for its Adjust-a-Fit-Registered Trademark- mattress pads. Beacon also holds both process and article patents for completely reversible woven printed blankets. These patents each expire in 2011, subject to timely payment of all future maintenance fees. In the opinion of management, the loss of these patents would not have a material adverse effect on the Company's overall business.

     The Company owns various trademarks and trade names, including Blue Heaven-TM-, Softie-Registered Trademark-, Regency by Globe-Registered Trademark-, and BodyMate-Registered Trademark-. The Company regards its trademarks and trade names as valuable assets and vigorously protects them against infringement.

     Pillowtex holds the exclusive license for the highly regarded Ralph Lauren Home Collection for pillows, down comforters, mattress pads and blankets, and a non-exclusive license for fashion bedding to manufacture, and in certain cases sell, a variety of home textile products in North America. The Company also has entered into exclusive license agreements with Fieldcrest for the manufacture and sale of various goods, including bed pillows, mattress pads and down comforters under the Cannon-Registered Trademark-, Royal Velvet-Registered Trademark-, Charisma-Registered Trademark-, and Touch of Class-Registered Trademark- trademarks. In addition, the Company manufactures and sells various goods, including pillows, blankets and throws under non-exclusive license agreements with Disney for the Disney standard characters including Mickey Mouse, Minnie Mouse and Donald Duck, as well as other characters and film properties such as Winnie the Pooh and Lion King. The Company also markets products under trademark license agreements with various other organizations including DuPont, WestPoint Stevens, Inc. and the U.S. Postal Service. These license agreements generally require royalty payments based upon product sales, including payments of minimum annual royalties, and expire at various future dates from 1996 to 1999. See "Risk Factors--Dependence on Key Licenses."

     Upon consummation of the Acquisition, the Company will enter into the License Agreement, which will provide for a 25-year worldwide exclusive right to market Blanket Products and Pillow Products under the Licensed Marks. The royalty rate applicable to the sale of Pillow Products under the License Agreement is lower than the average royalty rate on the sale of such products under the Company's existing license agreement with Fieldcrest. However, there can be no assurance that the Acquisition will be consummated. See "Risk Factors --Risk of Failure to Consummate the Acquisition."

PRODUCT DEVELOPMENT

     The Company's product development staff creates and develops products with new or superior performance characteristics in cooperation with various outside sources, including its suppliers and customers. The Company believes that this ability is an important competitive advantage. As a result, the Company commits time and resources to identifying new materials, designs and products from a variety of domestic and international vendors.

     In addition to internal product development, the Company's acquisitions have expanded its product lines and enhanced its manufacturing and other resources available for developing existing and new product lines.

MANUFACTURING, RAW MATERIALS AND IMPORTS

     Pillowtex operates an extensive network of manufacturing and distribution facilities in Texas, California, Illinois, Mississippi, Pennsylvania, North Carolina, South Carolina, Tennessee and Toronto, Canada. The Company's nationwide manufacturing and distribution network enables Pillowtex to ship pillows, mattress pads and comforters cost effectively to all major cities in the United States and Canada. The hub of the network for pillows and comforters is located in Dallas, Texas, where the Company operates what it believes to be the largest feather and down processing facility in North America, as well as an automated, high speed pillow shell manufacturing facility. Raw materials for bed pillows and down comforters undergo initial processing at the Dallas locations, which yields significant economies of scale, and are shipped along with imported products to the Company's regional facilities for final assembly and distribution to customers.

     Feather and down are processed by state-of-the-art computerized washing and sorting equipment. Through this process, washed feathers and down are sorted into a variety of mixtures and grades used in manufacturing natural fill pillows and comforters. The Company also operates an automated sewing facility in Dallas, Texas, where high speed, computerized machines cut and sew fabric into pillow shells.

     Many of the Company's regional manufacturing facilities produce natural fill and synthetic fill pillows. Natural fill pillows are assembled by blowing processed feather and down into the pillow shell and sewing the open seam closed. Synthetic fill pillows are produced on machines known as garnets that pull, comb and expand compressed polyester fibers. Once expanded, the fibers are inserted into a pillow shell and the open seam is sewn shut.

     Mattress pads are manufactured at the California, Mississippi, Pennsylvania and Toronto, Canada facilities by two automated methods. The traditional quilt sewing method uses high speed equipment that sews the top, bottom and fill material together. The sonic method fuses the top, bottom and fill material together.

     The Company's line of natural fill comforters in 1995 consisted of some finished products imported from China and products manufactured by the Company at its California, Illinois, Pennsylvania, Mississippi and Toronto, Canada locations using processed down from the Dallas facility. In 1996, the Company began manufacturing virtually all its down comforters. The Company imports the majority of its comforter shells from China, Hong Kong and India.

     The Company produces blankets at manufacturing facilities in North Carolina, South Carolina and Tennessee. These plants provide full vertical production capability, including spinning, weaving, dying and finishing. During 1995, the Company acquired a facility in Newton, North Carolina, for the spinning of cotton yarn. The acquisition of this facility enabled the Company to consolidate two smaller spinning operations and replace the Company's external cotton yarn purchases, which represented nearly one-third of the Company's requirements, with internal production.

     As with its other lines of business, the Company plans the continuation of equipment and plant upgrades over the next several years in order to facilitate full integration of these Subsidiaries, increase production efficiency and add capacity.

     The Company's quality control program is designed to assure that its products meet predetermined quality standards established both internally and by its customers. The Company has devoted significant resources to support its quality improvement efforts. Each manufacturing facility is staffed with a quality control team that identifies and resolves quality issues. The Company attempts to maintain close contact with customer quality control or other appropriate personnel to assure the Company understands the customer's requirements.

     The Company analyzes feather and down and other raw materials, as well as finished products of both the Company and its competitors, at its facilities in Dallas, Texas. The Company maintains a computerized tracking system to monitor feather and down processing from the receipt of raw materials through the delivery of finished products. At the blanket production plants, numerous distinct quality check points are monitored throughout the manufacturing process. The Company also has a program with its major suppliers to assure the consistency of purchased raw materials by imposing strict standards and materials inspection, and requiring rapid response to the Company's complaints.

     The principal raw materials that the Company uses in manufacturing its products are: feather and down; synthetic (polyester and acrylic), cotton and wool fibers; and cotton and poly/cotton blend fabrics. The Company imports feather and down from several sources outside the United States. A majority of such purchases are from China, where feather and down are by-products of ducks and geese raised for food. The Company believes that it is currently the largest United States importer of feather and down from China, the world's largest producing country. The Company is generally able to purchase feather and down from its suppliers in China on open credit terms without letters of credit.

     In 1994, certain goods imported from China, including down-filled comforters, comforter shells and comforter covers, were assigned to a new import group. The 1994 quota for that group closed in July and, in 1995, the quota closed in March. As a consequence, the Company made the strategic decision to markedly accelerate its import schedule in both years in order to purchase the required goods prior to the closing of the quota. In 1995, the Company diminished its reliance on imported finished goods from China by manufacturing more of these products in the United States and Canada and by continuing to develop relationships with suppliers in other countries, including India. The Company also opened an office in Hong Kong to facilitate more direct purchases in China and alternative sources of supply. In 1996, virtually all down comforters sold by the Company will be manufactured in the United States and Canada. A majority of the comforter shells and comforter covers will be purchased directly, as well as a significant percentage of raw feather and down, some of which is also obtained through an independent supplier in the United States. In addition, in 1995 the Company was successful in achieving a change in the import regulations regarding down comforter shells, which are not generally manufactured in the United States. Since July 1, 1996, no import quota restrictions for shells remain, which has allowed the Company to import shells as needed and thereby reduce inventory carrying costs.

     The Company purchases the Lycra-Registered Trademark- used in its Adjust-A-Fit-Registered Trademark- mattress pads from DuPont. Because of DuPont's patent on Lycra-Registered Trademark-, it is the exclusive supplier for this material. The Company believes that the risk that DuPont will cease to manufacture and sell Lycra-Registered Trademark- to the Company is minimal. The Company purchases synthetic fiber from, among others, DuPont, Wellman, Inc., Monsanto Company, Cytec Industries Inc., Hoechst Celanese Corporation and Kanematsu U.S.A. Inc. To reduce the effect of potential price fluctuations, the Company makes commitments from time to time for future purchases of synthetic and natural fibers. In recent years, these suppliers experienced significant increases in costs due to a worldwide shortage of cotton and synthetic raw materials and a simultaneous increase in demand. Consequently, the Company continued to experience higher than expected price increases in all its raw materials, including cotton, polyester and wool fiber. The Company was able to pass on to its customers only a portion of these increases.

     The Company uses fabric purchased from third parties in the production of pillow shells, comforter covers and various other products. Although the Company believes that fabric is a commodity-type product that is available from numerous sources, the Company currently purchases large quantities of pillow ticking fabric from a single supplier to control costs and quality.

     Management of the Company believes that its relationships with its suppliers are good.

COMPETITION

     The Company participates in a highly competitive industry. The Company competes with a number of established manufacturers, importers and distributors of home textile furnishings, some of which have greater financial, distribution and marketing resources. The Company's current competitors consist primarily of domestic suppliers of bed pillows, blankets, mattress pads, down comforters and other bedroom textile furnishings. The home fashion products industry also includes companies that produce bed sheets, towels and other commodity-type items. A number of these companies do not currently offer the Company's principal products. There can be no assurance, however, that these companies will not compete with Pillowtex in the future.

     The Company competes on the basis of price, quality, brand names and service. The Company believes that the principal competitive factors affecting its business include its sales and marketing expertise, its ability to create and develop products offering superior performance characteristics, its relationships with customers and its manufacturing and distribution capabilities.

GOVERNMENT REGULATION

     The Company is subject to various federal, state and local environmental laws and regulations governing the discharge, storage, handling and disposal of various substances, including provisions of the California Health and Safety Code pertaining to air quality management. The Company is also subject to federal and state laws and regulations that require products such as bed pillows and comforters to bear product content labels containing specified information, including their place of origin and fiber content. In addition, the Company's operations are governed by a variety of federal, state, local and foreign laws and regulations relating to worker safety and health, advertising, importing and exporting, and other matters applicable to businesses in general. In 1995, the Company achieved a change in the import regulations regarding down comforter shells which are not generally manufactured in the United States. As a result of this regulatory change, the Company has been able to import comforter shells on an unlimited and as-needed basis since July 1, 1996. All laws and regulations are subject to change and the Company cannot predict what effect, if any, changes in laws and regulations might have on its business.

BACKLOG

     The amount of the Company's backlog orders at any particular time is affected by a number of factors, including seasonality and scheduling of the manufacturing and shipment of products. In general, the Company's EDI and "quick response" capabilities have resulted in shortened lead times between submission of purchase orders and delivery and lowered the level of backlog orders. Consequently, the Company believes that the amount of its backlog is not an appropriate indicator of levels of future production.

EMPLOYEES


     As of December 28, 1996, the Company had approximately 3,900 employees. The Company is subject to the following collective bargaining agreements:

                                                                                               NUMBER OF
UNION                                                        LOCATION COVERED     EXPIRATION   EMPLOYEES
-----                                                       -------------------   ----------   ---------
United Auto Workers                                         Tunica, Mississippi    08/01/99       225
Warehouse, Mail Order, Office, Technical and
 Professional Employees (Teamsters)                         Chicago, Illinois      01/31/97       124
Amalgamated Clothing and Textile Workers Union              Lebanon, Tennessee     03/28/97       141
Amalgamated Clothing and Textile Workers Union (1)          Toronto, Canada        02/28/97       230
Union of Needletrades, Industrial and Textile Workers (2)   Eden, North Carolina                   49

___________
(1) The two previously separate union locals in the Company's Canadian facilities merged contracts in 1995.


(2) This Union existed at the Eden facility prior to its acquisition by the Company; however, a formal union contract has not yet been negotiated.


     To date, none of these unions have engaged in strikes or work stoppages against the Company. The Company believes that its relationships with both its union and nonunion employees are good.

FACILITIES

     The following table summarizes certain information concerning certain of the Company's facilities:


                                                                      APPROX.      OWNED/
LOCATION                                 PRINCIPAL USE              SQUARE FEET  LEASED (1)
--------                     -------------------------------------  -----------  ----------
Dallas, Texas                Headquarters and feather and down        104,000       Owned
                              processing
Dallas, Texas                General administration, manufacturing    150,000       Owned
                              and distribution
Dallas, Texas                Warehouse                                163,000       Leased
Los Angeles, California      Manufacturing and distribution           320,000       Leased
Tunica, Mississippi          Manufacturing and distribution           288,000       Owned
Hanover, Pennsylvania        Manufacturing and distribution           227,000       Owned
Rocky Mount, North Carolina  Manufacturing and distribution           139,000       Owned
Rocky Mount, North Carolina  Manufacturing and distribution            78,000       Leased
Chicago, Illinois            Manufacturing and distribution           121,000       Owned
New York, New York           Principal sales office and showroom       12,500       Leased
Monroe, North Carolina       Manufacturing and distribution           288,000       Leased
Goodlettsville, Tennessee    Warehouse and distribution               158,000       Leased
Lebanon, Tennessee           Warehouse and distribution                53,000       Leased
Lebanon, Tennessee           Manufacturing                            175,000       Owned
Toronto, Ontario, Canada     Manufacturing and distribution            99,000       Leased
Toronto, Ontario, Canada     Manufacturing and distribution            60,000       Leased
Swannanoa, North Carolina    Manufacturing and distribution           822,000       Owned
Swannanoa, North Carolina    Office                                    30,000       Owned
Swannanoa, North Carolina    Outlet Store                               5,000       Owned
Swannanoa, North Carolina    Warehouse and distribution               573,000       Owned

Asheville, North Carolina    Warehouse                                177,000       Leased
Asheville, North Carolina    Warehouse                                254,000       Leased
Asheville, North Carolina    Warehouse                                185,000       Leased
Westminster, South Carolina  Manufacturing and distribution           308,000       Owned
Westminster, South Carolina  Office                                     6,000       Owned
Westminster, South Carolina  Warehouse and distribution               284,000       Owned
Westminster, South Carolina  Warehouse                                 29,000       Leased
Westminster, South Carolina  Warehouse                                 54,000       Owned
Newton, North Carolina       Manufacturing and distribution           297,000       Leased

_____________
(1) For additional information concerning the Company's leases, see note 13 of Notes to Consolidated Financial Statements.


     Pillowtex also maintains small sales offices for its sales staff in Massachusetts, Washington, North Carolina, Minnesota, California, Arkansas.


     On September 18, 1995, the Company entered into a five-year operating lease for the use of a cotton yarn production facility in Newton, North Carolina. The yarn mill, which is fully staffed and operational, is being utilized to consolidate the Company's cotton yarn spinning and significantly reduce the need for outside purchases. This transaction was financed through the use of an $8.5 million lease agreement between Sanwa General Equipment Leasing and the Company.



     On November 19, 1996, the Company purchased a warehouse and distribution facility in Mauldin, South Carolina, for approximately $8.4 million. The transaction was financed from the proceeds of the Notes. The warehouse is expected to replace four smaller warehouses that are currently leased and consolidate operations for the Swannanoa, North Carolina and Westminster, South Carolina plants.


     The Company believes that its facilities are generally well maintained, in good operating condition and adequate for its current needs. The Company will continue to emphasize improvements at its blanket facilities in North Carolina, South Carolina and Tennessee, upgrading the physical plant and purchasing additional and newer machinery and equipment.

LEGAL PROCEEDINGS


     Louisville Bedding Company ("Louisville") filed a complaint for patent infringement against the Company in the United States District Court for the Western District of Kentucky, Louisville Division, on December 21, 1994. Louisville alleges in its complaint that Pillowtex is manufacturing and selling mattress pads that infringe patents owned by Louisville. Louisville is seeking a preliminary and permanent injunction enjoining Pillowtex from continued infringement on the Louisville patents, an accounting of profits and an unspecified amount of general damages against Pillowtex for alleged infringement. In addition Louisville requests that such unspecified damages be trebled and seeks costs, interest and reasonable attorneys' fees. The Company has denied the allegations and is vigorously defending the suit.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the directors and executive officers of the Company as of January 15, 1997:

                                                                     DIRECTOR'S
NAME                      AGE      POSITION WITH THE COMPANY       TERM EXPIRES
----                      ---      -------------------------       ------------
Charles M. Hansen, Jr...  56   Chairman of the Board, President        1997
                                and Chief Executive Officer
Christopher N. Baker....  36   President--Pillowtex Division and       1998
                                a Director
Jeffrey D. Cordes.......  39   Executive Vice President, Chief         1998
                                Financial Officer, Assistant
                                Secretary and a Director
Scott E. Shimizu........  43   Executive Vice President--Sales and     1999
                                Marketing and a Director
Ronald M. Wehtje........  35   Vice President--Corporate Controller       -
Paul G. Gillease........  64   Director                                1999
William B. Madden.......  58   Director                                1997
M. Joseph McHugh........  59   Director                                1997
Mary R. Silverthorne....  61   Director                                1998


     CHARLES M. HANSEN, JR. has been a director of the Company since September 1970 and President since 1973. He has been Chief Executive Officer and Chairman of the Board of Directors since December 1992. He is also a director of Triangle Pacific Corp. and the Southern Methodist University Cox School of Business.

     CHRISTOPHER N. BAKER has been a director of the Company since May 1995 and has been President--Pillowtex Division since February 1995. From January 1993 until February 1995, he served as Senior Vice President--Sales and Marketing of the Company. From 1991 through January 1993, Mr. Baker served as Vice President of Operations of The Company Store, Inc., an apparel and home furnishings catalog merchandiser. From 1985 to 1991, Mr. Baker held various accounting and manufacturing positions with the Company, including Executive Vice President-- Manufacturing from 1988 to 1991.

     JEFFREY D. CORDES has been a director of the Company since May 1995 and has been Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since May 1994. From 1985 until May 1994 he served as Vice President--Administration and Planning of the Company.

     SCOTT E. SHIMIZU served as a member of the Board of Directors from May 1994 to May 1995, and was appointed in February 1996 to fill a vacancy thereon. He has been Executive Vice President--Sales and Marketing since December 1992, and has served as Executive Vice President since 1988.

     RONALD M. WEHTJE has been Vice President--Corporate Controller since March 1996 and has served as Division Controller since December 1994. Prior to that time, he served in various positions of increasing responsibility since joining the Company in 1986 as an internal auditor.

     PAUL G. GILLEASE became a director of the Company in October 1993. From 1989 until retiring in late 1993, Mr. Gillease was Vice President and General Manager of DuPont Textiles, a division of E.I. DuPont de Nemours & Company. Previously, he served in a variety of marketing and business management positions within DuPont. Mr. Gillease is also a director of Galey & Lord, Inc. and Guilford Mills, Inc.

     WILLIAM B. MADDEN became a director of the Company in February 1993.
Mr. Madden has been the President of Madden Securities Corporation, a general securities and investment banking firm located in Dallas, Texas, since 1986. He is also Chairman of the Board of Mercantile Bank and Trust, and is a director of
E. W. Blanch Holdings Inc.

     M. JOSEPH MCHUGH became a director of the Company in February 1993.
Mr. McHugh has served as President and Chief Operating Officer of Triangle Pacific Corp., a manufacturer and distributor of wood flooring and kitchen and bathroom cabinets, since November 1994 and is a director of such company. From 1981 until November 1994, he served as Senior Executive Vice President and Chief Financial Officer of Triangle Pacific Corp.

     MARY R. SILVERTHORNE has been a director of the Company since December 1992. Mrs. Silverthorne has for many years been actively involved in charitable and civic activities and is a director of the Retina Foundation of the Southwest (Dallas), the Foundation Fighting Blindness, the North Texas Taping for the Blind and the Assistance League of Dallas. She has not been engaged in business activities during the past five years.

     The Board of Directors currently consists of eight members and is classified into three classes. Directors serve for three-year terms or until their successors are duly elected and qualified. Subject to applicable employment agreements, all officers of the Company are appointed by and serve at the discretion of the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. Hansen, effective January 1, 1993, pursuant to which the Company agreed to employ Mr. Hansen as its Chairman of the Board, President and Chief Executive Officer until
December 31, 1999. Mr. Hansen receives a base salary of $750,000 per year, subject to such increases as the Compensation Committee of the Board of Directors may determine. In addition, Mr. Hansen is entitled to bonuses at the discretion of the Compensation Committee, life insurance benefiting his designees in the amount of $3.0 million and disability payments equal to 60% of his base salary at the time of disability for the longer of five years or the remaining term of his employment agreement. If Mr. Hansen is terminated other than as permitted by the employment agreement, he will be entitled to an immediate payment equal to his compensation for the remainder of the term on a "grossed up" basis to reimburse him for the income taxes on such payment.
Mr. Hansen is also entitled to an annual "gross up" payment to reimburse him for income taxes due arising out of certain fringe benefits received from the Company.

     The employment agreement permits the Company to terminate Mr. Hansen without further compensation for, among other things, courses of conduct that demonstrably affect the Company's reputation in a materially adverse manner, provided Mr. Hansen first has the opportunity to terminate the conduct after receiving notice. Mr. Hansen may also voluntarily terminate his employment with the Company at any time. The employment agreement, nevertheless, contains a provision prohibiting Mr. Hansen from competing with the Company during the term of his employment and for a period of one year after termination.


     Pursuant to an amendment to Mr. Hansen's employment agreement, dated
July 26, 1993, the $3.0 million term life insurance coverage provided to
Mr. Hansen was changed to an equal amount of split dollar life insurance. Under the terms of a split dollar life insurance agreement between the Company and
Mr. Hansen, dated July 26, 1993, the Company agreed to maintain the premium payments that would have been payable by the Company had the term life insurance remained in effect, and to loan to Mr. Hansen the balance of the premiums as
they become due.   Amounts loaned to Mr. Hansen in connection with these premium payments are evidenced by a promissory note to the Company, and bear interest quarterly, at a floating annual interest rate equal to the greater of the federal mid-term interest rate as published by the Internal Revenue Service or the lowest rate at which the Company could borrow funds under its bank loan agreements. As of December 28, 1996, the amount outstanding under the promissory note was $176,973. The promissory note is due August 5, 2003, or such earlier date as may be required pursuant to the terms of the split dollar life insurance agreement. Mr. Hansen has executed an assignment of the split dollar life insurance policy in favor of the Company as security for payment of amounts loaned to Mr. Hansen in connection therewith.


     The Company also entered into employment agreements with three executive officers. The Company agreed, effective September 1, 1995 to employ: Scott E. Shimizu as Executive Vice President--Sales; Jeffrey D. Cordes as Executive Vice President and Chief Financial Officer; and Christopher N. Baker as President-- Pillowtex Division. Each agreement extends through September 1, 1998, and thereafter automatically extends for consecutive one-year periods. Under each agreement, the officer receives a base salary of $275,000 per year, and is entitled to bonuses of not more than 50% of his annual base salary as determined solely at the discretion of the Compensation Committee. Each of these agreements permits the Company to terminate the officer without further compensation for, among other things, willful and continued failure to perform his duties or the willful engagement in conduct which is demonstrably and materially injurious to the Company, provided he first has the opportunity to terminate the conduct after receiving notice. In addition, each agreement also contains provisions prohibiting the executive officer from competing with the Company during the term of his agreement and for an additional period of up to 18 months. In connection with each such employment agreement, the Company has granted each of these executive officers stock appreciation rights relating to all options granted under the Stock Option Plan that are held by such officers in the event of a change of control.

COMPENSATION OF DIRECTORS

     The Company pays each non-employee director an annual fee of $30,000 and $1,000 for each committee meeting attended. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. For a discussion of the Stock Option Plan and the grant of certain nonqualified stock options to the nonemployee directors of the Company under the Stock Option Plan, see "--Stock Option Plan."

EXECUTIVE COMPENSATION


     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid or accrued for services rendered to the Company for the last three fiscal years to the Company's Chief Executive Officer and the highest compensated executive officers who served as executive officers during 1996 and whose individual total cash compensation exceeded $100,000:


                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                         ANNUAL COMPENSATION                   COMPENSATION
                                                -----------------------------------------     --------------
                                                                                                SECURITIES
                                                                           OTHER ANNUAL         UNDERLYING        ALL OTHER
                                   FISCAL        SALARY       BONUS      COMPENSATION (1)      OPTIONS/SARS    COMPENSATION (2)
 NAME AND PRINCIPAL POSITION        YEAR          ($)          ($)            ($)                  (#)               ($)
 ------------------------------    -------      --------      ------     ----------------      ------------    ----------------
 Charles M. Hansen, Jr.             1996         750,000          --          107,389                  --                 2,250
      Chairman of the Board of      1995         750,000          --           71,331                  --                   450
      Directors, President and      1994         750,000          --           97,254                  --                   288
      Chief Executive Officer
 Christopher N. Baker               1996         275,000      27,500               --              10,000                   330
      President--                   1995         265,000          --               --               5,000                    66
      Pillowtex Division            1994         180,417          --               --               5,000                    54
 Jeffrey D. Cordes                  1996         275,000      27,500               --              10,000                   330
      Executive Vice President,     1995         265,000          --               --               5,000                    66
      Chief Financial Officer and   1994         203,208          --               --               5,000                    66
      Assistant Secretary
 Scott E. Shimizu                   1996         275,000      27,500               --              10,000                   510
      Executive Vice President--    1995         245,000          --               --               5,000                   102
      Sales and Marketing           1994         209,750          --               --                  --                   102
 Ronald M. Wehtje                   1996         111,042       8,000               --              12,000                   251
      Vice President--              1995          70,875       3,000               --                  --                    54
      Controller                    1994          60,000          --               --                  --                    54

-------------------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. Amounts that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer have been omitted. Detail regarding individual amounts paid that do not exceed 25% of the total of all Other Annual Compensation has not been provided. In 1996, the amount paid to Mr. Hansen included $28,339 and $24,071 for reimbursement of income taxes incurred by Mr. Hansen as a result of certain benefits received in 1994 and 1996, respectively. In 1995, the amount paid to Mr. Hansen included $20,972 for reimbursement of estimated income taxes that will be paid by Mr. Hansen due as a result of certain benefits received in 1995. In 1994, the amount paid to Mr. Hansen included $28,794 for reimbursement of income taxes paid by Mr. Hansen due as a result of certain benefits paid in 1993.

(2) For Messrs. Hansen, Shimizu, Cordes, Baker and Wehtje, these amounts were paid for the years indicated for group term life insurance.

     GRANTS OF STOCK OPTIONS. The following table sets forth information concerning stock options granted during 1996 by the Company to the named executive officers. The present values of stock options granted in 1996 are calculated under a Black-Scholes options pricing model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Company's common stock (NYSE) on the date of exercise exceeds the exercise price. There is no assurance that the present values of stock options reflected in this table will actually be realized.


                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                              PRESENT VALUE AT
                                                                  INDIVIDUAL GRANTS                           DATE OF GRANT (2)
                                   -----------------------------------------------------------------------    -----------------
                                     NUMBER OF          % OF TOTAL
                                     SECURITIES        OPTIONS/SARS         EXERCISE
                                     UNDERLYING         GRANTED TO           OR BASE
                                    OPTIONS/SARS       EMPLOYEES IN           PRICE             EXPIRATION
        NAME                       GRANTED (#)(1)       FISCAL YEAR           ($/SH)               DATE
        ----                       --------------      ------------         --------            ----------       -------------
 Charles M. Hansen, Jr.                    -                  -                  -                      -
 Christopher N. Baker                 10,000                4.4               12.00              03/24/06           47,100
 Jeffrey D. Cordes                    10,000                4.4               12.00              03/24/06           47,100
 Scott E. Shimizu                     10,000                4.4               12.00              03/24/06           47,100
 Ronald M. Wehtje                     12,000                5.3               12.00              03/24/06           56,520


-------------------
(1) Options become exercisable in four 25% increments beginning on the first anniversary date of the grant.


(2) The Black-Scholes options pricing model used to calculate the values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the daily closing market price of the Company's Common Stock, the expected term of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility - 38.822%, expected term - 5 years, interest rate - 5.99% and dividend yield - 1.14%.

     STOCK OPTION EXERCISES AND FISCAL YEAR END STOCK OPTION VALUES. Set forth in the table below is information concerning the exercise of stock options and freestanding SARs during 1996 and the amount held and the value thereof as of December 28, 1996 by each person named in the Summary Compensation Table:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                     OPTION VALUES AT DECEMBER 28, 1996

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                           OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS
                                        SHARES                           DECEMBER 28, 1996 (#)        AT DECEMBER 28, 1996 ($)
                                       ACQUIRED          VALUE       ----------------------------   ---------------------------
 NAME                               ON EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 ----                               ---------------   ------------   -----------    -------------   -----------   -------------
 Charles M. Hansen, Jr.                    -               -                 -                -             -               -
 Christopher N. Baker                      -               -            21,429           22,143        89,291         124,947
 Jeffrey D. Cordes                         -               -            21,429           22,143        89,291         124,947
 Scott E. Shimizu                          -               -            22,679           20,893        97,116         122,772
 Ronald M. Wehtje                          -               -                 -           12,000             -          72,000

     PENSION PLAN. The Company maintains a defined benefit pension plan (the "Pension Plan") covering substantially all of its employees, other than employees of the Company's Canadian subsidiary, Torfeaco, and other employees subject to collective bargaining agreements. The Company funds the Pension Plan through annual contributions in an amount between the minimum required and the maximum amount that can be deducted for federal income taxes.

     The following table presents certain information concerning annual benefits provided under the Pension Plan:

                              PENSION PLAN TABLE



                                          YEARS OF SERVICE (1)
                          ---------------------------------------------------
      REMUNERATION (2)      15         20         25         30          35
      ----------------    -------    -------    -------    -------    -------
          $125,000        $16,682    $22,242    $27,803    $33,363    $38,924
           150,000         20,432     27,242     34,053     40,863     47,674
           175,000         20,432     27,242     34,053     40,863     47,674
           200,000         20,432     27,242     34,053     40,863     47,674
           225,000         20,432     27,242     34,053     40,863     47,674
           250,000         20,432     27,242     34,053     40,863     47,674
           300,000         20,432     27,242     34,053     40,863     47,674

-------------------
(1) Estimated credited years of service as of December 28, 1996 for the executive officers named in the Summary Compensation Table are as follows:
     Charles M. Hansen, Jr.--32 years; Scott E. Shimizu--15 years; Jeffrey D. Cordes--13 years; Christopher N. Baker--10 years; and Ronald M. Wehtje-10 years.

(2) An employee's compensation for purposes of determining pension benefits is calculated on substantially the same basis as the employee's cash compensation set forth in the Summary Compensation Table, excluding commissions, overtime, bonuses and other compensation disclosed therein. The final average compensation (equal to the highest consecutive five-year average of the participant's compensation in the ten-year period before retirement or termination) of any participant may not exceed $250,000. In addition, the Internal Revenue Service maximum compensation allowed for benefits for the 1996 plan year is $150,000. Therefore, 1996 covered compensation for all employees would be limited to $150,000.


     Benefits under the Pension Plan are integrated with Social Security and are computed as straight life annuities. The benefits shown are not offset by any other Company benefits or by Social Security.

STOCK OPTION PLAN

     Pursuant to the Stock Option Plan, options may be granted to eligible employees and non-employee Directors for the purchase of an aggregate of up to 1,200,000 shares of Common Stock. Employees eligible under the Stock Option Plan are those whose performance and responsibilities are determined to be influential to the Company's success. The Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors, which determines, in its discretion, the number of shares subject to each option granted and the related purchase price and option period. Both nonqualified stock options and incentive stock options, as defined by the Internal Revenue Code, may be granted under the Stock Option Plan.

     The Stock Option Plan requires that the exercise price for each stock option must be not less than 100% of the fair market value of the Common Stock at the time the option is granted. No incentive stock option, however, may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of Pillowtex unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant. The fair market value of stock options that may be granted to an employee in any calendar year is not limited, but no employee may be granted incentive stock options that first come exercisable during a calendar year to purchase Common Stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An incentive stock option counts against the annual limitation only in the year it first becomes exercisable. Incentive stock options may not be granted to non-employee directors.

     The option period may not be more than 10 years from the date the options granted. Options may be exercised in annual installments as specified by the Board of Directors. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the option expires. Options are not assignable.

     Full payment for shares purchased upon exercise of an option must be made at the time of exercise. No shares may be issued until full payment is made. The Stock Option Plan provides that an option agreement may permit an optionee to tender previously owned shares of Common Stock in partial or full payment for shares to be purchased on exercising an option. Unless sooner terminated by action of the Board, the Stock Option Plan will terminate in February 2003. Subject to certain exceptions, the Stock Option Plan may be amended, altered, or discontinued by the Board of Directors without shareholder approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee consists entirely of non-employee directors. The members of the Board of Directors who served on the Compensation Committee during 1996 were Messrs. Gillease, Madden, and Mrs. Silverthorne.


     Charles M. Hansen, Jr. has served on the board of directors of Triangle Pacific Corp. since 1992 and currently serves on its compensation committee. M. Joseph McHugh is a director and executive officer of Triangle Pacific Corp. and was elected as a director of the Company in February 1993. Except as described above, no executive officer of the Company serves as a member of the compensation committee or other board committee performing similar functions of any other entity.

     In February 1996, the Company entered into an agreement with Paul G. Gillease, a director of the Company, to provide management consulting services to the Company. The agreement provides for a monthly consulting fee of $9,000 and reimbursement of travel expenses, and is cancellable by the Company or Mr. Gillease upon 90 days' notice.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In February 1996, the Company entered into an agreement with Paul G. Gillease, a director of the Company, to provide management consulting services to the Company. The agreement provides for a monthly consulting fee of $9,000 and reimbursement of travel expenses, and is cancellable by the Company or Mr. Gillease upon 90 days' notice.

                              PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock, as of January 15, 1997, by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, certain executive officers and each director of the Company, and all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the owners named below have sole voting and investment power with respect to all shares of Common Stock indicated.

                                                        SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY    PERCENT
 NAME                                                     OWNED        OF CLASS
 ----                                                  ------------    --------
 Charles M. Hansen, Jr. (1).........................   2,855,455          26.9%
 John H. Silverthorne Marital Trust B (2)...........   2,368,893          22.3
 Mary R. Silverthorne (2)...........................     662,811           6.2
 Paul G. Gillease (3)...............................       7,710             *
 William B. Madden (3)..............................       6,679             *
 M. Joseph McHugh (3)...............................       7,679             *
 Scott E. Shimizu (3)...............................      25,103             *
 Jeffrey D. Cordes (3)..............................      24,624             *
 Christopher N. Baker (3)...........................      31,725             *
 Ronald M. Wehtje (3)...............................          87             *
 Pioneering Management Corporation (4)..............     549,900           5.2
 All executive officers and directors as a group
   (10 persons) (3).................................   5,990,766          61.3%


-------------------
*    Less than 1%

(1)  Mr. Hansen's address is 4111 Mint Way, Dallas, Texas 75237.

(2) The address of the John H. Silverthorne Marital Trust B and Mrs. Silverthorne is 4111 Mint Way, Dallas, Texas, 75237. Under the rules and regulations of the Commission, Mrs. Silverthorne may be deemed the beneficial owner of the shares held by the John H. Silverthorne Marital Trust B because she is its independent trustee. In addition, Mrs. Silverthorne, in her capacity as trustee, may be deemed the beneficial owner of 42,857 shares held by the John H. Silverthorne Family Trust A, 14,285 shares held by the Bridget Russell Silverthorne Trust A and 14,285 shares held by the John H. Silverthorne, Jr. Trust A. Mrs. Silverthorne disclaims beneficial ownership of any shares other than the 591,384 shares that she holds of record.

(3) Includes options which are currently exercisable, or become exercisable within 60 days of the date hereof, to purchase the number of shares of Common Stock indicated for the following persons: Mr. Gillease (1,786), Mr. Madden (2,679), Mr. McHugh (2,679), Mr. Shimizu (22,679), Mr. Cordes (20,179) and Mr. Baker (20,179).


(4) The address of Pioneering Management Corporation, a Delaware corporation, is 60 State Street, Boston, Massachusetts, 02109. According to the
     Schedule 13G filed by Pioneering Management Corporation with the Commission which reflects ownership as of December 31, 1996, Pioneering Management Corporation owns all of such shares with sole dispositive power and sole voting power.

                              DESCRIPTION OF NOTES

     EXCEPT AS OTHERWISE INDICATED BELOW, THE FOLLOWING SUMMARY APPLIES TO BOTH THE OLD NOTES AND THE NEW NOTES. AS USED HEREIN, THE TERM "NOTES" SHALL MEAN THE OLD NOTES AND THE NEW NOTES, UNLESS OTHERWISE INDICATED.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that (i) the exchange of the New Notes pursuant to the Exchange Offer will be registered under the Securities Act, (ii) the New Notes will not provide for payment of penalty interest as Liquidated Damages, which terminate upon consummation of the Exchange Offer, and (iii) the New Notes will not bear any legends restricting transfer thereof. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes.
As of the date hereof, $125.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

GENERAL

     The Old Notes are, and the New Notes will be, issued pursuant to the Indenture among the Company, the Guarantors and Bank One, Columbus, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is filed as an exhibit to the Exchange Offer Registration Statement and is available as set forth under "-- Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $125.0 million and will mature on November 15, 2006. Interest on the Notes will accrue at the rate of 10% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 1997, to holders of record on the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes that the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes are jointly and severally guaranteed by the Guarantors. The Guarantee of each Guarantor is subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Guarantor, which would include the guarantees of the Company's obligations under the Credit Agreement issued by the Guarantors. The obligations of each Guarantor under its Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Statutes."

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that (i) upon the release by all holders of Senior Indebtedness and Guarantor Senior Indebtedness of all Guarantees issued by a Guarantor relating to such Senior Indebtedness and Guarantor Senior Indebtedness and all Liens on the property and assets of such Guarantor relating to Senior Indebtedness and Guarantor Senior Indebtedness or (ii) in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of clause (i) above or a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of any such sale or other disposition described in clause (ii) above are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

     The payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including, in the case of Senior Indebtedness under the Credit Agreement, interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of Notes may receive common equity securities or debt securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness (collectively, "Permitted Junior Securities") and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

     The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. On a pro forma basis, after giving effect to the Prior Offering and the application of the proceeds therefrom, the principal amount of Senior Indebtedness outstanding at September 28, 1996 would have been approximately $96.5 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the

Company and its Subsidiaries may incur. See "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to November 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

               YEAR                            PERCENTAGE
               ----                            ----------
               2001.........................    105.000%
               2002.........................    103.333%
               2003.........................    101.667%
               2004.........................    100.000%


SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes redeemed with the proceeds of an offering of Common Stock as described below shall be made on a pro rata basis; provided further, that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit holders of Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to holders of Notes.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors or a committee of the Board of Directors, having at least one Independent director, set forth in an Officers' Certificate delivered to the Trustee, or by an independent appraisal by an accounting, appraisal or investment banking firm of national standing) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Senior Indebtedness (and correspondingly reduce commitments with respect thereto in the case of any reduction of borrowings under the Credit Agreement,
(b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets ("Productive Assets"), in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the net proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated
Damages thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

     Notwithstanding the foregoing, the Company and its Subsidiaries will be permitted to consummate one or more Asset Sales with respect to assets or properties with an aggregate fair market value not in excess of $5.0 million in the aggregate since the date of the Indenture without complying with clause
(ii) of the first paragraph of this covenant; provided that (a) at least 75% of the consideration for such Asset Sale constitutes either Productive Assets or cash, and (b) any Net Proceeds received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the second paragraph of this covenant.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of the Company or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, dividends or distributions payable to the Company or any Subsidiary of the Company or dividends or distributions made by a Subsidiary of the Company to all holders of its Common Stock on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Subsidiary of the Company or any direct or indirect parent of the Company, (other than any such Equity Interests owned by the Company or any Subsidiary of the Company); (iii) make any payment on or in respect of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes, except at Stated Maturity or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

           (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

           (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

           (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (v) and (w) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing September 29, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $7.5 million.

     The foregoing provisions will not prohibit (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (v) the making of any Restricted Investment, or the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Investment, redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (w) the defeasance, redemption or repurchase of PARI PASSU or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any 12-month period plus the aggregate cash proceeds received by the Company during such 12-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (y) so long as no Default or Event of Default shall have occurred and be continuing, Investments in the same or similar lines of business as the Company was engaged in on the date of the Indenture in an aggregate amount not to exceed $7.5 million since the date of the Indenture (measured as of the date made and without giving effect to subsequent changes in value); and (z) so long as no Default or Event of Default shall have occurred and be continuing, ordinary dividends paid by the Company in respect of its Common Stock in an aggregate amount not to exceed $2.5 million since the date of the Indenture.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors or a committee of the Board of Directors having at least one Independent director set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that (x) the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and (y) a Guarantor may incur Acquired Indebtedness, in each case if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

     (i) the incurrence by the Company of Indebtedness under the Credit Agreement (and guarantees thereof by the Guarantors) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (x) $175.0 million and (y) the sum of (A) 80% of Eligible Accounts Receivable and 65% of Eligible Inventory, less, in the case of each of clause (x) and clause (y), the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (ii) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of Indebtedness represented by the Guarantees;

     (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financing or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Existing Indebtedness or Indebtedness that was permitted by the Indenture to be incurred (other than any such Indebtedness incurred pursuant to clause (i), (ii), (iii), (v), (vi),
(vii) (viii) or (ix) of this paragraph);

     (v) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and
(B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

     (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk that is permitted by the terms of the Indenture to be incurred;

     (vii) the incurrence by the Company of Hedging Obligations under commodity hedging and currency exchange agreements; provided that, such agreements were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business;

     (viii) the incurrence of Indebtedness of a Guarantor represented by guarantees of Indebtedness of the Company that has been incurred in accordance with the terms of the Indenture; and

     (ix) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

     LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Guarantees.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (c) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or
(e) Permitted Refinancing Indebtedness, provided that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than 95% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million the Company delivers to the Trustee, (a) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (iii) with respect to any Affiliate Transaction or series of Related Affiliate transactions involving aggregate consideration in excess of $5.0 million, (b) an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities to directors of the Company and its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (x) loans or advances to employees in the ordinary course of business, (y) transactions between or among the Company and/or its Wholly
Owned Subsidiaries and (z) Restricted Payments (other than Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

     SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors or a committee of the Board of Directors having at least one Independent director and set forth in an Officers' Certificate delivered to the Trustee or an independent appraisal by an accounting, appraisal or investment banking firm of national standing) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED
       SUBSIDIARIES

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and
(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

     GUARANTEES OF CERTAIN INDEBTEDNESS

     The Indenture provides that (a) the Company will not permit any of its Subsidiaries that is not a Guarantor to incur, guarantee or secure through the granting of Liens the payment of any Senior Indebtedness and (b) the Company will not and will not permit any of its Subsidiaries to pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Senior Indebtedness, in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee (providing for the unconditional guarantee by such Subsidiary, on a senior subordinated basis, of the Notes).

     LIMITATION ON LAYERING

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company and senior in any respect in right of payment to the Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to the Guarantee of such Guarantor.

     PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "Repurchase at the Option of Holders-- Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at its final stated maturity or (b) results in the acceleration of such Indebtedness prior to its maturity and, in each case, the principal amount of which Indebtedness, together with the principal amount of any other such Indebtedness described in clauses (a) and (b) above, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; or (ix) the Guarantee of any Guarantor is held in judicial proceedings to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirm such Guarantor's obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that if any Senior Indebtedness is outstanding under the Credit Agreement, upon a declaration of acceleration, the Notes shall be payable upon the earlier of (x) the day which is five Business Days after the provision to the Company and the agent under the Credit Agreement of written notice of such declaration and (y) the date of acceleration of any Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2001, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being deceased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors, any Guarantor of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenant described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption
"--Repurchase at the Option of Holders") (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) or the related definitions will require the consent of the holders of at least
75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Pillowtex Corporation, 4111 Mint Way, Dallas, Texas 75237, Attention: Katharine Kenny, Assistant Vice President--Investor Relations.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of consummation of the Exchange Offer (the "Closing Date") with, or on behalf of, the DTC (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").


     Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants exchanging Old Notes for New Notes with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). "In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person that was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and
(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets" and shall not be deemed to be "Asset Sales", and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

     "ATTRIBUTABLE INDEBTEDNESS" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or

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participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (iii) U.S. dollar or Canadian dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of
(a) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (b) any bank whose short term commercial paper rating from Standard & Poor's is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than 12 months from the date of acquisition; and (iv) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by Standard & Poor's or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition.

     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income minus (v) non-cash items of such Person and its Subsidiaries increasing Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly
Owned Subsidiary thereof shall be excluded, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, shall be excluded (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CREDIT AGREEMENT" means that certain Restated Credit Agreement, dated as of November 12, 1996, by and among the Company and NationsBank of Texas, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, extended, replaced or refinanced from time to time.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DESIGNATED SENIOR INDEBTEDNESS" means (i) so long as Senior Indebtedness is outstanding under the Credit Agreement, all Senior Indebtedness outstanding under the Credit Agreement and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "ELIGIBLE INVENTORY" means, as of any date, all inventory of the Company and any of its Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

     "ELIGIBLE RECEIVABLES" means, as of any date, all accounts receivable of the Company and any of its Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture.

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and
(ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any Guarantor,
(i) the guarantee of such Guarantor of the Company's Obligations under the Credit Agreement and (ii) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (u) any Indebtedness of such Guarantor representing a guarantee of Indebtedness of the Company or any other Guarantor which is subordinate or junior to, or pari passu with, the Notes or the Guarantee of such other Guarantor, as the case may be, (v) any Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor, (w) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (x) any Indebtedness of such Guarantor to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, the value of foreign currencies and the value of commodities purchased by the Company or any of its Subsidiaries in the ordinary course of business.

     "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     "INDEPENDENT" means, with respect to the Company and its Subsidiaries, any person who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries (other than as a result of holding securities of the Company) and (iii) is not an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions for the Company or any of its Subsidiaries.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, and (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     "PERMITTED LIENS" means (i) Liens on assets of the Company securing Senior Indebtedness, Liens on assets of a Guarantor securing Guarantor Senior Indebtedness of such Guarantor and Liens of a Subsidiary of the Company that is not a Guarantor, which secure unsubordinated Indebtedness of such Subsidiary if the Notes are secured by such assets on a subordinated basis to the Lien securing such unsubordinated Indebtedness; provided that such Senior Indebtedness, Guarantor Senior Indebtedness or Unsubordinated Indebtedness, as the case may be was permitted by the terms of the Indenture to be incurred;
(ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and (vi) Liens existing on the date of the Indenture.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PRINCIPALS" means Charles M. Hansen, Jr., his spouse and any of his lineal descendants.

     "RELATED PARTY" means any controlled Affiliate of any Principal.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "SENIOR INDEBTEDNESS" means (i) Indebtedness under the Credit Agreement (including interest in respect thereof accruing after the commencement of any bankruptcy or similar proceeding to the extent that such interest is allowable as a bankruptcy claim in such proceeding) and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (v) any Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company, (w) any liability for federal, state, local or other taxes owed or owing by the Company (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of Indebtedness that is incurred in violation of the Indenture.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation was in effect on the date of the Indenture.

     "STATED MATURITY" means, with respect to any payment of interest on or principal of any Indebtedness, the date on which such payment was scheduled to be made in the documentation governing such Indebtedness, without regard to the occurrence of any subsequent event or contingency.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "VOTING STOCK" means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.


                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In the opinion of Jenkens & Gilchrist, a Professional Corporation, the following are the material U.S. federal income tax consequences of exchanging Old Notes for New Notes pursuant to the Exchange Offer. The following opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect the tax consequences described below.

     This opinion applies only to Notes held as "capital assets" within the meaning of section 1221 of the Code (generally property held for investment and not for sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States,
(ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income and gain from the Notes. This opinion does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations and nonresident alien individuals. Moreover, this summary does not address any of the U.S. federal income tax consequences of holders that do not acquire New Notes pursuant to the Exchange Offer, nor does it address the applicability or effect of any state, local or foreign tax laws.


     The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of exchanging Old Notes for New Notes.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. New Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes in the hands of such holder. Accordingly, there will not be any U.S. federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. A holder's holding period of New Notes will include the holding period of the Old Notes exchanged therefor.

POTENTIAL CONTINGENT PAYMENTS

     Holders of New Notes should be aware that it is possible that the IRS could assert that the Liquidated Damages which the Company would have been obligated to pay if the Exchange Offer registration statement had not been filed or is not declared effective within the time periods set forth herein (or certain other actions are not taken) (as described above under "Termination of Certain Rights") are "contingent payments" for U.S. federal income tax purposes. If so treated, the New Notes would be treated as contingent payment debt instruments and a holder of a New Note would be required to accrue interest income over the term of such New Note under the "noncontingent bond method" set forth in the U.S. Treasury Regulations issued by the IRS (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, any gain recognized by a holder on the sale, exchange or retirement of a New Note could be treated as interest income. However, the Contingent Debt Regulations provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored.

     On the date of issue, the Company believed, and has represented that to the best knowledge of the Company, prior to and on the date the New Notes are issued, the possibility of the payment of Liquidated Damages on the Old Notes is remote. Assuming this representation, counsel is of the opinion that the Old Notes will not be treated as contingent payment debt instruments. Accordingly, based on this representation, the Old Notes should not be treated as contingent payment debt instruments.

     EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED ABOVE TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.


                         DESCRIPTION OF CREDIT AGREEMENT

     Concurrently with the Prior Offering, the Company amended and restated the Revolver under its Credit Agreement. The Credit Agreement provides for borrowings in an aggregate principal amount of up to $175.0 million. Indebtedness under the Credit Agreement is guaranteed by each domestic Subsidiary of the Company and secured by the Company's accounts receivable and inventory and by (i) 100% of the capital stock of the Company's domestic Subsidiaries and (ii) 65% of the capital stock of the Company's foreign Subsidiaries. Loans made pursuant to the Credit Agreement may be borrowed, repaid and reborrowed from time to time until the fifth anniversary of the establishment of the Credit Agreement, subject to satisfaction of certain conditions on the date of any such borrowing.

     Amounts outstanding under the Credit Agreement bear interest at a rate based, at the Company's option, upon (i) either NationsBank's base rate or LIBOR (the London Interbank Offered Rate) plus 0.875% or (ii) NationsBank's reserve-adjusted CD rate plus 1.000%. These rates are subject to decrease based upon the Company's achievement of (i) certain senior unsecured debt ratings or
(ii) certain ratios of funded debt to EBITDA. On a pro forma basis as of September 28, 1996, the interest rate on outstanding borrowings under the Credit Agreement would have been 6.305%.

     The Credit Agreement contains a number of financial, affirmative and negative covenants that regulate the Company's operations. Financial covenants require maintenance of ratios of certain current assets to certain current liabilities, funded debt to EBITDA, and minimum interest coverage, and require the Company to maintain a minimum net worth. Negative covenants restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments by the Company, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, contingent liabilities, changes in business and acquisitions.

                            PLAN OF DISTRIBUTION


     Any broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than directly from the Company), may exchange such Old Notes pursuant to the Exchange Offer. However, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 10, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1994 and December 30, 1995, and for each of the years in the three-year period ended December 30, 1995, have been included herein and in the Exchange Offer Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     PILLOWTEX CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         PAGE
                                                                         ----
Independent Auditors' Report .........................................    F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 1994, December 30,
  1995 and September 28, 1996 (unaudited).............................    F-3
Consolidated Statements of Earnings for the years ended December 31,
  1993 and 1994, December 30, 1995 and the nine months ended
  September 30, 1995 and September 28, 1996 (unaudited)...............    F-4
Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1993 and 1994 and December 30, 1995 and the nine months
  ended September 28, 1996 (unaudited)................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31,
  1993 and 1994, December 30, 1995 and the nine months ended
  September 30, 1995 and September 28, 1996 (unaudited)...............    F-6
Notes to Consolidated Financial Statements............................    F-7

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Shareholders
Pillowtex Corporation:

     We have audited the accompanying consolidated balance sheets of Pillowtex Corporation and subsidiaries as of December 31, 1994 and December 30, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pillowtex Corporation and subsidiaries as of December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 1995, in conformity with generally accepted accounting principles.





                              KPMG Peat Marwick LLP





Dallas, Texas
February 6, 1996

                     PILLOWTEX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                DECEMBER 31,   DECEMBER 30,   SEPTEMBER 28,
                                                   1994            1995           1996
                                                ------------   ------------   -------------
                                                                               (UNAUDITED)
                                   ASSETS
Current assets:
Cash and cash equivalents.....................   $    571             411              15
Receivables:
  Trade, less allowance for doubtful accounts
    of $2,933 in 1994, $2,195 in 1995 and
    $2,055 in 1996............................     72,381          71,684          93,048
  Other.......................................      1,202           2,284           5,309
  Inventories (note 4)........................    107,516         107,404         135,487
  Deferred income taxes (note 9)..............      2,184           2,419           2,831
  Prepaid expenses............................      1,154           1,644           2,134
                                                 --------        --------        --------
    Total current assets......................    185,008         185,846         238,824
Property, plant and equipment, net
  (notes 5 and 8).............................     81,187          84,567          79,006
Intangible assets, at cost less accumulated
  amortization of $1,129 in 1994, $2,500 in
  1995 and $3,478 in 1996.....................     50,645          51,779          50,338
Other assets..................................      2,704           2,518           2,502
                                                 --------        --------        --------
                                                 $319,544         324,710         370,670
                                                 --------        --------        --------
                                                 --------        --------        --------

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable (note 6)...................    $37,917          42,090          50,476
  Accrued expenses (note 6)...................     16,768          21,137          21,067
  Current portion of long-term debt (note 8)..      6,907          11,916          11,476
  Income taxes payable........................        678             575           3,018
                                                 --------        --------        --------
    Total current liabilities.................     62,270          75,718          86,037
Long-term debt, net of current portion
  (note 8)....................................    177,149         153,472         180,200
Deferred income taxes (note 9)................      3,647           7,530           9,391
Shareholders' equity (notes 8, 10 and 11):
  Preferred stock, $0.01 par value; authorized
    20,000,000 shares; none issued............          -               -               -
  Common stock, $0.01 par value; authorized
    30,000,000 shares; 10,617,722 shares
    issued and outstanding....................        106             106             106
  Additional paid-in capital..................     58,396          58,427          58,427
  Retained earnings...........................     18,728          29,666          36,628
  Currency translation adjustment.............       (752)           (209)           (119)
                                                 --------        --------        --------
    Total shareholders' equity................     76,478          87,990          95,042
Commitments and contingencies (note 13)
                                                 --------        --------        --------
                                                 $319,544         324,710         370,670
                                                 --------        --------        --------
                                                 --------        --------        --------

          See accompanying notes to consolidated financial statements.

                    PILLOWTEX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF EARNINGS

              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                              YEARS ENDED                     NINE MONTHS ENDED
                                  ----------------------------------   -----------------------------
                                      DECEMBER 31,
                                  -------------------   DECEMBER 30,   SEPTEMBER 30,   SEPTEMBER 28,
                                    1993       1994         1995           1995            1996
                                  --------   --------   ------------   -------------   -------------
                                                                                (UNAUDITED)
Net sales.......................  $291,624   $349,520      $474,899       $332,352       $335,770
Cost of goods sold..............   238,155    294,714       395,922        275,407        280,272
                                  --------   --------      --------       --------       --------
    Gross profit................    53,469     54,806        78,977         56,945         55,498
Selling, general and
  administrative expenses.......    29,227     36,399        42,508         32,315         31,170
                                  --------   --------      --------       --------       --------
    Earnings from operations....    24,242     18,407        36,469         24,630         24,328
Interest expense................     3,042      6,361        17,491         12,964         10,279
Other income, net...............         -       (379)            -              -              -
                                  --------   --------      --------       --------       --------
                                     3,042      5,982        17,491         12,964         10,279
                                  --------   --------      --------       --------       --------
    Earnings before income
      taxes.....................    21,200     12,425        18,978         11,666         14,049
Income taxes (note 9)...........     8,420      4,736         7,509          4,678          5,495
                                  --------   --------      --------       --------       --------
    Net earnings................  $ 12,780   $  7,689      $ 11,469       $  6,988       $  8,554
                                  --------   --------      --------       --------       --------
                                  --------   --------      --------       --------       --------
Earnings per common share.......                  .73          1.08            .66            .81
                                             --------      --------       --------       --------
                                             --------      --------       --------       --------

Pro forma income data (unaudited):
  Net earnings as reported......    12,780
  Pro forma adjustment to
    provision for income taxes..       (97)
                                  --------
  Pro forma earnings............  $ 12,877
                                  --------
                                  --------
  Pro forma earnings
    available to common
    stock shareholders..........  $ 12,877
                                  --------
                                  --------
  Pro forma earnings per common
    share.......................  $   1.32
                                  --------
                                  --------








          See accompanying notes to consolidated financial statements.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

      YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995, AND
             NINE MONTHS ENDED SEPTEMBER 28, 1996 (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                              COMMON STOCK
                                           -------------------   ADDITIONAL               CURRENCY         TOTAL
                                           NUMBER OF      PAR     PAID-IN     RETAINED   TRANSLATION   SHAREHOLDERS'
                                            SHARES       VALUE    CAPITAL     EARNINGS   ADJUSTMENT       EQUITY
                                           ----------    -----   ----------   --------   -----------   -------------
Balances at December 31, 1992...........    6,505,224     $ 65      1,007       6,000         --           7,072
Issuance of common stock (note 10)......    4,085,000       41     52,063          --         --          52,104
Reclassification of S corporation's
  retained earnings ....................           --       --      4,974      (4,974)        --              --
Repurchase of common stock..............           --       --         --         (17)        --             (17)
Dividends declared (note 12)............           --       --         --      (2,610)        --          (2,610)
Net earnings............................           --       --         --      12,780         --          12,780
                                           ----------     ----    -------     -------      -----         -------
Balances at December 31, 1993...........   10,590,224      106     58,044      11,179         --          69,329
Exercise of stock options...............       27,498       --        352          --         --             352
Dividends declared (note 12)............           --       --         --        (140)        --            (140)
Currency translation changes............           --       --         --          --       (752)           (752)
Net earnings............................           --       --         --       7,689         --           7,689
                                           ----------     ----    -------     -------      -----         -------
Balances at December 31, 1994...........   10,617,722      106     58,396      18,728       (752)         76,478
Other...................................           --       --         31          --         --              31
Dividends declared ($.05 per share).....           --       --         --        (531)        --            (531)
Currency translation changes............           --       --         --          --        543             543
Net earnings............................           --       --         --      11,469         --          11,469
                                           ----------     ----    -------     -------      -----         -------
Balances at December 30, 1995...........   10,617,722      106     58,427      29,666       (209)         87,990
Currency translation changes............           --       --         --          --         90              90
Dividends declared ($.15 per share).....           --       --         --      (1,592)        --          (1,592)
Net earnings............................           --       --         --       8,554         --           8,554
                                           ----------     ----    -------     -------      -----         -------
Balances at September 28, 1996
  (unaudited)...........................   10,617,722     $106     58,427      36,628       (119)         95,042
                                           ----------     ----    -------     -------      -----         -------
                                           ----------     ----    -------     -------      -----         -------















        See accompanying notes to consolidated financial statements.

                   PILLOWTEX CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (DOLLARS IN THOUSANDS)

                                                         YEARS ENDED                     NINE MONTHS ENDED
                                             ----------------------------------   -----------------------------
                                                 DECEMBER 31,
                                             -------------------   DECEMBER 30,   SEPTEMBER 30,   SEPTEMBER 28,
                                               1993       1994         1995           1995            1996
                                             --------   --------   ------------   -------------   -------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net earnings.............................   $12,780      7,689       11,469          6,988          8,554
  Adjustments to reconcile net earnings
    to net cash provided by operating
    activities:
    Depreciation and amortization..........     3,868      6,365       11,994          8,767          9,440
    Deferred income taxes..................       776       (174)       3,635          1,484          1,447
    Loss (gain) on disposal of property,
      plant and equipment..................       143        (39)          74             15              5
    Changes in assets and liabilities, net
      of effects of businesses acquired:
      Trade receivables....................    (1,055)    11,362          714        (20,540)       (21,382)
      Inventories..........................       874    (13,526)        (172)       (28,390)       (28,075)
      Accounts payable.....................     3,138      4,585       (3,698)         2,011          2,666
      Other assets and liabilities.........    (1,832)      (198)       1,869          2,879         (1,088)
                                             --------   --------      -------        -------        -------
        Net cash provided by (used in)
          operating activities.............    18,692     16,064       25,885        (26,786)       (28,433)
                                             --------   --------      -------        -------        -------
Cash flows from investing activities:
  Proceeds from sale of property, plant
    and equipment..........................       416        156          119             48             17
  Purchases of property, plant and
    equipment..............................    (7,135)   (10,538)     (12,448)        (8,630)        (2,981)
  Purchase of other assets.................    (1,000)      (951)          --             --             --
  Proceeds on payment of note by
    shareholder............................     2,250         --           --             --             --
  Payments for businesses purchased, net
    of cash acquired of $216 in 1993.......   (23,563)  (116,253)          --         (1,454)          (112)
  Decrease in restricted investments.......     2,421         --           --             --             --
  Other....................................        --        (42)      (2,235)            --             --
                                             --------   --------      -------        -------        -------
      Net cash used in investing
        activities ........................   (26,611)  (127,628)     (14,564)       (10,036)        (3,076)
                                             --------   --------      -------        -------        -------
Cash flows from financing activities:
  Increase in checks not yet presented
    for payment............................        --        853        8,155          8,763          6,068
  Net borrowings (repayments) on
    revolving credit loans.................   (13,990)    53,840      (14,350)        29,150         45,200
  Proceeds from long-term debt.............    30,000     64,750          645            645             --
  Principal payments on long-term debt.....   (28,873)    (6,884)      (5,056)        (1,514)       (18,566)
  Debt issuance costs......................        --     (3,107)        (350)          (319)            --
  Proceeds from sale of common stock.......    52,104        352           --             --
  Repurchases of common stock..............   (27,517)        --           --             --
  Dividends paid...........................    (2,506)      (244)        (531)            --         (1,592)
                                             --------   --------      -------        -------        -------
      Net cash provided by (used in)
        financing activities...............     9,218    109,560      (11,487)        36,725         31,110
                                             --------   --------      -------        -------        -------
Effect of exchange rates on cash and
  cash equivalents.........................        --        (11)           6             20              3
                                             --------   --------      -------        -------        -------
Net change in cash and cash equivalents....     1,299     (2,015)        (160)           (77)          (396)
Cash and cash equivalents at beginning
  of year..................................     1,287      2,586          571            571            411
                                             --------   --------      -------        -------        -------
Cash and cash equivalents at end of year...  $  2,586        571          411            494             15
                                             --------   --------      -------        -------        -------
                                             --------   --------      -------        -------        -------

        See accompanying notes to consolidated financial statements.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(1) GENERAL

     Pillowtex Corporation and Subsidiaries ("the Company") operates primarily in one industry segment which includes the design, manufacture and marketing of bed pillows, mattress pads, down comforters, blankets, throws and other bedroom textile furnishings. Virtually all of the Company's assets are located in North America. The Company supplies its products primarily to customers in the retail sector, including department stores, mass merchants, wholesale clubs, specialty retail stores, catalogs and institutional suppliers.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Pillowtex Corporation and its Wholly Owned Subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)  CHANGE IN FISCAL YEAR

     The Company has changed its fiscal year-end from December 31 for 1993 and 1994 to the Saturday closest to December 31 for 1995. The effect of the change was not material to the Company's consolidated financial statements for 1995. The fiscal year-ends for the consolidated financial statements presented are December 31, 1993 and 1994 and December 30, 1995.

(c)  STATEMENTS OF CASH FLOWS

     For purposes of reporting cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

     Supplemental disclosures of cash flow information follow:

                                              1993     1994      1995
                                             ------   ------   -------
      Interest paid........................  $2,880   $5,134   $15,632
                                             ------   ------   -------
                                             ------   ------   -------
      Income taxes paid....................  $7,563   $5,451   $ 3,793
                                             ------   ------   -------
                                             ------   ------   -------

(d)   INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)  PROPERTY, PLANT AND EQUIPMENT

     Depreciation is provided generally using the straight-line method in amounts sufficient to amortize the cost of the assets over their estimated useful lives as follows:


                                        ESTIMATED USEFUL LIFE
                                        ---------------------
     Buildings and improvements........      10-32 years
     Machinery and equipment...........       5-12 years

Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining term of the lease using the straight-line method. All interest cost incurred has been expensed in the accompanying consolidated financial statements. Renewals and betterments are capitalized and depreciated over the remaining life of the specific property unit.

(f)  INTANGIBLES

     Intangible assets consist primarily of goodwill ($46,750,000 and $48,079,000 as of December 31, 1994 and December 30, 1995, respectively) recorded in connection with the Company's acquisitions (see note 3). Additions to goodwill during 1995 were primarily related to the finalization of purchase price allocations for previous acquisitions. Amortization is provided using the straight-line method, the majority of which is over the estimated useful life of 40 years.

     Other intangibles principally consists of deferred loan costs, trademarks and noncompete agreements amortized over periods ranging from 2 to 20 years.

     The Company assesses the recoverability of goodwill by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

(g)  INCOME TAXES

     Effective March 1, 1987, the Company elected to be taxed under Subchapter S of the Internal Revenue Code. Pursuant to such election, federal and certain state income taxes were the responsibility of the Company's shareholders. On March 24, 1993, upon the consummation of the initial public offering of the Company's common stock, the S corporation election was terminated when the Company's shareholders exceeded the maximum number allowed for an S corporation.

     Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). As of January 1, 1993, the Company was an S corporation and all federal and certain state tax liabilities were at the shareholder level. Accordingly, the cumulative effect of adopting Statement 109 was immaterial. As a result of the change in tax status from S corporation to C corporation, a net deferred federal income tax liability of $972,000, computed in accordance with Statement 109, was reinstated and reflected as a charge to income tax expense in 1993 (see note 9).

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)  REVENUE RECOGNITION

     Revenue is recognized upon shipment of products. Reserves for sales returns and allowances are recorded in the same accounting period as the related revenues.

(i)  ADVERTISING EXPENSES

     The Company expenses advertising costs as incurred. Advertising expense was approximately $575,000, $3,899,000 and $3,004,000 during the years ended December 31, 1993 and 1994 and December 30, 1995, respectively.

(j)  EARNINGS PER SHARE

     Earnings per share for 1994 and 1995 are based on 10,603,660 and 10,617,722 weighted average shares of common stock outstanding, respectively. Pro forma net earnings per share for 1993 is based on 9,750,840 weighted average shares of common stock outstanding, and does not include the 12,343,296 shares of common stock subject to repurchase discussed in note 10. Common share equivalents in the form of stock options are excluded from the earnings per share calculations since they have no material dilutive effect.

(k)  INTERIM FINANCIAL DATA (UNAUDITED)

     The accompanying consolidated balance sheet as of September 28, 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for the nine months ended September 28, 1996 and the consolidated statements of earnings and cash flows for the nine months ended September 30, 1995 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

     Footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim consolidated financial data. The interim information herein should be read in conjunction with the annual consolidated financial statements and notes presented herein.

(l)  RECLASSIFICATIONS

     Certain amounts in the prior year's consolidated financial statements have been reclassified to conform with the current year's presentation.

(m)  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company's foreign Subsidiaries use the local currency as the functional currency. The assets and liabilities of the Company's foreign Subsidiaries are translated into U.S. dollars using current exchange rates and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of shareholders' equity. Other foreign currency transaction gains and losses are included in net income and were not material in any of the years presented.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(3) ACQUISITIONS

     On August 30, 1993, the Company completed its acquisition of substantially all of the assets and assumption of certain liabilities of Manetta Mills, Inc. ("Manetta"), a blanket manufacturer, for approximately $7,700,000 through a newly formed and wholly owned subsidiary, Manetta Home Fashions, Inc. The funds for the acquisitions were provided by the Company's revolving credit facility.


     Effective September 7, 1993, the Company acquired all of the issued and outstanding capital stock of Tennessee Woolen Mills, Inc. ("TWM"), a blanket manufacturer, for approximately $13,200,000. The funds for the acquisition were provided by the Company's revolving credit facility as well as a $1,500,000 note (the "TWM Note") payable bearing interest at a prime rate (as defined in the TWM
Note) issued to the sellers of TWM.


     Effective December 1, 1993, the Company acquired all of the issued and outstanding capital stock of Torfeaco Industries, Ltd. ("Torfeaco"), a Canadian manufacturer of fashion and synthetic bedding products, through a newly formed and wholly owned Canadian subsidiary for approximately $4,500,000. The funds for the acquisition were provided by the Company's revolving credit facility. Additionally, a $403,500 note payable bearing interest at 6% per annum and a $346,500 noninterest bearing note payable were issued to the sellers of Torfeaco.

     On August 19, 1994, the Company, through its subsidiary Torfeaco, purchased certain business assets including receivables, inventory and fixed assets of Imperial Feather Company of Canada ("Imperial") for approximately $3,600,000. Imperial was a family-owned and long-established producer of high quality bedding products, including natural fill and synthetic bed pillows, down comforters and comforter covers. The funds for the acquisition were provided by the Company's revolving credit facility.

     On December 1, 1994, the Company, through its newly formed and wholly-owned Subsidiaries Be-Ac, Inc. and Realmac, Inc., purchased substantially, all of the net assets of Beacon Manufacturing Company ("Beacon") for a purchase price of $100,823,000 in cash, plus the assumption of approximately $11,028,000 in liabilities which were repaid at the time of acquisition. Beacon is a 91-year old manufacturer of cotton and synthetic blankets and throws, jacquard throws and woven corded bedspreads headquartered in Swannanoa, North Carolina. The funds for this acquisition were provided primarily from borrowings under a $240,000,000 Credit Facility with NationsBank of Texas, N.A. ("NationsBank"), as agent, which was modified in conjunction with the acquisition.

     These acquisitions have been accounted for as purchases and, accordingly, results of operations of the acquired companies have been included in the consolidated statements of earnings since the acquisition dates.

     A summary of the assets acquired and liabilities assumed follows:


                                                 1993      1994
                                               --------   --------
     Current assets.........................   $ 26,609   $ 60,746
     Property, plant and equipment..........      7,683     36,566
     Intangible assets......................     13,229     32,372
     Other assets...........................        214         28
     Current liabilities....................     (8,504)   (13,459)
     Long-term debt.........................    (13,444)     --
     Deferred income taxes..................       (387)     --
                                               --------   --------
                                               $ 25,400   $116,253
                                               --------   --------
                                               --------   --------

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(3) ACQUISITIONS (CONTINUED)

     Unaudited consolidated condensed pro forma results of operations for the years ended December 31, 1993 and 1994, as if the acquisitions of TWM and Beacon occurred on January 1, 1993 follow:


                                                   PRO FORMA YEARS ENDED
                                                        DECEMBER 31
                                                   ---------------------
                                                     1993         1994
                                                   --------    --------
     Net sales..................................   $417,939    $470,970
     Net earnings...............................     13,602       8,238
     Pro forma earnings per common share........       1.39         .78

     The pro forma results of operations are presented pursuant to applicable accounting rules relating to business combinations and are not necessarily indicative of the actual results that would have been achieved had these transactions occurred as of January 1, 1993, nor are they indicative of future results of operations. The Manetta, Torfeaco and Imperial acquisitions were not significant and, accordingly, pro forma results of operations are not presented.

(4) INVENTORIES

     Inventories consist of the following at December 31, 1994 and December 30, 1995:


                                                     1994        1995
                                                   --------    --------
     Finished goods.............................   $ 26,762    $ 37,670
     Work-in-process............................     39,409      35,980
     Raw materials..............................     39,385      31,851
     Supplies...................................      1,960       1,903
                                                   --------    --------
                                                   $107,516    $107,404
                                                   --------    --------
                                                   --------    --------

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and consist of the following at December 31, 1994 and December 30, 1995:

                                                     1994        1995
                                                   --------    --------
     Land.......................................   $  1,233    $  1,504
     Buildings and improvements.................     34,668      35,676
     Machinery and equipment....................     61,792      76,712
     Leasehold improvements.....................      1,439       1,205
     Projects in progress.......................      7,387       2,881
                                                   --------    --------
                                                    106,519     117,978
     Less accumulated depreciation and
      amortization..............................     25,332      33,411
                                                   --------    --------
                                                   $ 81,187    $ 84,567
                                                   --------    --------
                                                   --------    --------

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable includes $3.6 million at December 31, 1994 and $11.8 million at December 30, 1995 of checks not yet presented for payment on zero balance disbursement accounts.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES (CONTINUED)

     Accrued expenses consist of the following at December 31, 1994 and December 30, 1995:


                                                      1994        1995
                                                     -------    -------
     Accrued customer rebates.....................   $ 3,512    $ 3,477
     Employee-related compensation and benefits...     3,331      5,166
     Accrued advertising..........................     2,625      2,875
     Accrued royalties and commissions............     2,751      3,560
     Accrued insurance and worker's compensation
      reserves....................................     2,014      1,095
     Accrued interest and commitment fees.........     1,466      3,085
     Other accrued expenses.......................     1,069      1,879
                                                     -------    -------
                                                     $16,768    $21,137
                                                     -------    -------
                                                     -------    -------

(7) PENSION PLAN

     The Company has a defined benefit pension plan covering substantially all of its non-union employees. The Company's funding policy provides for annual contributions of an amount between the minimum required and maximum amount that can be deducted for federal income tax purposes. Pension plan assets consist primarily of investments in publicly traded corporate common stocks and bonds, as well as U.S. Government obligations.

     Net pension expense includes the following components:

                                                  1993    1994     1995
                                                 -----   -----   -------
     Service cost.............................   $ 343   $ 339   $   585
     Interest cost on projected benefit
      obligation..............................     378     381       402
     Actual return (loss) on plan assets......    (467)    163    (1,041)
     Net amortization and deferral............     216    (518)      684
                                                 -----   -----   -------
       Net pension expense....................   $ 470   $ 365   $   630
                                                 -----   -----   -------
                                                 -----   -----   -------

     A reconciliation of the funded status of the pension plan at December 31, 1994 and December 30, 1995 follows:

                                                     1994      1995
                                                   -------   -------
     Actuarial present value of accumulated
      benefit obligations:
       Vested benefit obligation................   $ 3,197   $ 5,032
       Nonvested benefit obligation.............       184       226
                                                   -------   -------
         Accumulated benefit obligation.........     3,381     5,258
                                                   -------   -------
                                                   -------   -------
     Projected benefit obligation for services
      rendered to date..........................    (4,384)   (6,441)
     Pension plan assets at fair value..........     4,401     5,338
                                                   -------   -------
     Pension plan assets in excess of (less
      than) projected benefit obligation........        17    (1,103)
     Unrecognized net asset at March 1, 1987
      being recognized over 17 years............       (76)      (68)
     Unrecognized prior service costs...........       235       278
     Amortization and deferral of net losses....      (210)      293
                                                   -------   -------
         Net pension liability included in
          accrued expenses......................   $   (34)  $  (600)
                                                   -------   -------
                                                   -------   -------

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(7) PENSION PLAN (CONTINUED)

     The following assumptions were used in determining the actuarial present value of the projected benefit obligation and net pension expense:

                                                     1993   1994    1995
                                                     ----   ----    ----
     Discount rate................................   7.5%   8.75%   7.25%
     Rate of increase in future compensation......   5.0    5.0     4.0
     Expected long-term rate of return on assets..   8.5    8.5     8.5

(8) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1994 and December 30, 1995:

                                                              1994       1995
                                                            --------   --------
Revolver................................................... $ 79,950   $ 65,600

Term loan..................................................   90,000     87,500

Deed of trust note, collateralized by land and buildings,
 with interest at 10.5% per annum, payable in monthly
 installments of approximately $49, maturing on July 1,
 1998......................................................    3,288      3,039

Industrial revenue bonds--Pennsylvania Economic Development
 Financing Authority (PEDFA), collateralized by land and
 building with interest rates ranging from 7.35% to 7.85%
 per annum, maturing serially in amounts ranging from $355
 to $640 through April 1, 2002.............................    4,025      3,645

Industrial revenue bonds--Mississippi Business Finance
 Corporation, collateralized by land, building and
 equipment, with variable rate interest (2.75% to 4.5% per
 annum) payable monthly and annual principal payments of
 $460 beginning July 1, 1995 and maturing on July 1, 2004..    4,600      4,140

Notes payable to insurance company, collateralized by
 certain equipment, with variable rate interest (5.15%
 to 5.94% per annum) payable in 84 monthly installments
 of $15 plus interest, maturing on June 1, 1999............      836        635

Other......................................................    1,357        829
                                                            --------   --------
                                                             184,056    165,388
Less current portion.......................................   (6,907)   (11,916)
                                                            --------   --------
                                                            $177,149   $153,472
                                                            --------   --------
                                                            --------   --------

     On December 1, 1994, the Company entered into the Credit Agreement with NationsBank. The Credit Agreement replaced a prior credit agreement with NationsBank and a syndicate of banks. Subsequent to December 1, 1994, the credit facilities available under the new Credit Agreement were also syndicated among a group of banks for which NationsBank acts as Agent. The new Credit Agreement provided for the Revolver and the Term Loan. The Company may also obtain letters of credit under the Credit Agreement. Such letters of credit reduce availability under the Revolver.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(8) LONG-TERM DEBT (CONTINUED)

     The Revolver has a term of five years expiring December 1, 1999. Availability under the Revolver is regulated by a borrowing base determined by reference to the Company's accounts receivable and inventory. As of December 30, 1995, the outstanding principal balance of the Revolver was $65.6 million. Letters of credit were outstanding under the Revolver with an aggregate undrawn face amount of $10.5 million and unused availability under the Revolver was $73.9 million.

     The Term Loan has a term of seven years and a final maturity date of December 1, 2001. Graduated quarterly principal payments beginning with $2.5 million are required on the Term Loan on the last day of each calendar quarter commencing September 30, 1995. As of December 30, 1995, the outstanding principal balance of the Term Loan was $87.5 million.


     The interest rates for borrowings under the Credit Agreement are, at the Company's option, the administrative agent bank's prime rate or certain alternate rates, plus an additional margin of between .50% and 2.625%, depending on the Company's funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio. Additionally, the Company pays a commitment fee for the unused portion of the Revolver, according to each lender's commitment percentage. The weighted average annual interest rate under the Company's primary bank credit facility during 1995 was 8.36% and the aggregate rate in effect at December 30, 1995 was 8.37%.


     The Credit Agreement is guaranteed by all of the Company's Subsidiaries other than the Company's Canadian subsidiaries. All collateral for the Credit Agreement, which includes all the assets of the Company other than the stock of the Company's Canadian subsidiaries, is to be released when certain financial ratios are achieved by the Company.

     The Credit Agreement contains a number of financial, affirmative and negative covenants which regulate the Company's operations. Financial covenants require maintenance of certain ratios of current assets to current liabilities, funded debt to EBITDA, and cash flow coverages, and require the Company to maintain a minimum tangible net worth. Negative covenants restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments by the Company, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, capital expenditures, contingent liabilities, changes in business and acquisitions. As of December 30, 1995, the Company was in compliance with all covenants under the Credit Agreement.

     The interest rates of the deed of trust note and industrial revenue bonds differ from current market rates. The fair value of these financial instruments, estimated by discounting the future cash flows using rates currently available, is approximately $11,602,000 and $9,654,000 at December 31, 1994 and December 30, 1995, respectively. Other debt is at current market rates; therefore, the fair value approximates book value.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(8) LONG-TERM DEBT (CONTINUED)

     Aggregate maturities of long-term debt for each of the five years following December 30, 1995 and thereafter, assuming the unpaid principal balance at December 30, 1995 under the Revolver remains unchanged, are as follows:

     YEAR ENDING DECEMBER 30                             AMOUNT
     -----------------------                             -------
             1996.....................................   $11,916
             1997.....................................    11,537
             1998.....................................    18,672
             1999.....................................    81,668
             2000.....................................    15,975
             Thereafter...............................    25,620

(9) INCOME TAXES

     In addition to the reinstatement of deferred tax described in note 2(g), total 1993 income tax expense includes current federal tax expense and a deferred tax benefit for the period from March 24, 1993 through December 31, 1993, as well as applicable foreign and state income taxes.

     The components of income tax expense are as follows:

                                                 1993     1994     1995
                                                ------   ------   ------
     U.S. federal--current...................   $6,454   $4,159   $2,632
     U.S. federal--deferred..................      776      (40)   3,412
     State and foreign taxes--current........    1,190      751    1,242
     State and foreign taxes--deferred.......    --        (134)     223
                                                ------   ------   ------
                                                $8,420   $4,736   $7,509
                                                ------   ------   ------
                                                ------   ------   ------

     A reconciliation of income tax expense computed using the U.S. federal statutory income tax rate of 35% to the actual provision for income taxes follows:

                                                 1993     1994     1995
                                                ------   ------   ------
     Expected tax at U.S. statutory rate.....   $7,420   $4,349   $6,642
     Effect of S corporation status
      (terminated on March 23, 1993).........     (875)    --       --
     Effect of reinstatement of deferred
      taxes upon change in tax status as
      of March 24, 1993......................      972     --       --
     State and foreign taxes, net of
      federal benefit........................      830      414      652
     Other...................................       73      (27)     215
                                                ------   ------   ------
                                                $8,420   $4,736   $7,509
                                                ------   ------   ------
                                                ------   ------   ------

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(9) INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1994 and December 30, 1995 are presented below:

                                                     1994      1995
                                                   -------   -------
     Net deferred tax assets (current):
       Inventory costs and reserves.............   $ 1,064   $   760
       Accrued employee benefits................       241       287
       Allowance for doubtful income accounts...       209       266
       State deferred taxes.....................       627     1,106
       Other....................................        43      --
                                                   -------   -------
         Current deferred tax asset.............     2,184     2,419
                                                   -------   -------
     Net deferred tax liabilities (noncurrent):
       Package design costs.....................       125       141
       Depreciable assets.......................    (3,355)   (5,830)
       State deferred income taxes..............      (487)   (1,008)
       Goodwill.................................      --        (633)
       Other....................................        70      (200)
                                                   -------   -------
         Noncurrent deferred tax liability......    (3,647)   (7,530)
                                                   -------   -------
         Net deferred tax liability.............   $(1,463)  $(5,111)
                                                   -------   -------
                                                   -------   -------

(10) COMMON STOCK

     The Company, under a 1990 stock repurchase agreement with its former majority shareholder, now deceased, and subject to meeting certain conditions, including the availability of funds and lender approval, was committed to repurchase 12,343,296 shares of common stock from the former majority shareholder on or before December 31, 1993 at a purchase price of $27,500,000 at that date. On January 19, 1993, the Company repurchased the 12,343,296 shares under the stock purchase agreement from the former majority shareholder's estate for $27,500,000, consisting of $2,000,000 in cash and a subordinated note in the amount of $25,500,000. The note bore no interest and was fully repaid in 1993 from the proceeds of the initial public offering.

     On March 17, 1993, the Company completed an initial public offering of its common stock with the issuance of 4,085,000 shares at $14.00 per share. The Company received net proceeds of $52,104,000 after deducting offering costs. The net proceeds were used to (i) retire the $25,500,000 outstanding balance of a note payable issued in connection with the repurchase of 12,343,296 shares of common stock as discussed above, and (ii) reduce the Company's bank indebtedness.

(11) STOCK OPTIONS

     Effective February 17, 1993, the Company established the Stock Option Plan, under which options may be granted to eligible employees and nonemployee directors of the Company. Under the Stock Option Plan, the Board of Directors may grant either nonqualified stock options or incentive stock options. Additionally, the plan provides for the reservation and issuance of up to 1,200,000 shares of the Company's common stock.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(11) STOCK OPTIONS (CONTINUED)

     All options are granted at an exercise price not less than the fair market value of the common stock at the date of grant. The option period may not be more than ten years from the date the option is granted and generally the options may be exercised ratably over a four year period or as otherwise specified by the Board of Directors.

     A summary of option activity during 1993, 1994 and 1995 follows:


                                                    NUMBER    EXERCISE PRICE
                                                   --------   ---------------
       Granted..................................    521,444   $14.00 - 14.875
       Canceled.................................    (73,573)  $14.00
                                                   --------
     Outstanding at December 31, 1993 (no
      shares were exercisable)..................    447,871   $14.00 - 14.875
       Granted..................................     86,431   $15.125 - 19.00
       Canceled.................................   (142,863)  $14.00 - 14.875
       Exercised................................    (27,498)  $14.00
                                                   --------
     Outstanding at December 31, 1994 (69,378
      shares exercisable).......................    363,941   $14.00 - 19.00
       Granted..................................    187,000   $ 8.88 - 14.00
       Canceled.................................   (114,002)  $ 8.88 - 19.00
                                                   --------
     Outstanding at December 30, 1995 (130,719
      shares exercisable).......................    436,939   $ 8.88 - 19.00
                                                   --------
                                                   --------


(12) RELATED PARTY TRANSACTIONS

     Dividends payable to the former Subchapter S shareholders were declared and paid in 1993 and 1994 to satisfy certain federal and state tax liabilities attributable to their share of earnings during the period that the Company was a Subchapter S corporation for tax purposes.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

     Manufacturing facilities at certain locations, a showroom and warehouse space are leased under noncancelable operating lease agreements. These leases generally require the Company to pay all executory costs such as maintenance and taxes. Rental expense for operating leases was $1,872,000, $1,928,000 and $3,061,000, during 1993, 1994 and 1995, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) which expire at various dates through 2002 are as follows:

     YEAR ENDING DECEMBER 30,                                AMOUNT
     ------------------------                                ------
             1996.........................................   $4,584
             1997.........................................    3,384
             1998.........................................    2,804
             1999.........................................    1,916
             Thereafter...................................    3,119

Additionally, the Company has entered into a five year lease agreement for computer equipment which commences in January 1996. The future minimum lease payments are included in the table above.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(13) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

     From time to time, the Company is a party to various legal proceedings arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, management believes that the final outcome of all matters currently pending will not have a materially adverse effect on the Company's financial position.

(14) SEGMENT DATA AND CONCENTRATION OF CREDIT RISK

     The Company's customers are located primarily throughout the United States and Canada and concentration of credit risks with respect to the Company's unsecured trade receivables is considered to be limited. Although the Company closely monitors the creditworthiness of its customers, adjusting credit policies and limits as needed, a customers' ability to pay is largely dependent upon the retail industry's economic environment.

     Sales to the Company's individual major customers, including their affiliated entities, accounted for approximately 15% in 1993, 13% in 1994 and 14% and 13% of net sales in 1995. Sales to foreign customers were approximately 3% of net sales in 1993, 9% in 1994 and 8% in 1995.

     The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. The Company has trade receivables which are due from certain customers who are experiencing financial difficulties. However, in the opinion of management of the Company, the allowance for doubtful accounts is adequate and outstanding trade receivables are presented at net realizable value.

(15) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tables present unaudited financial data of the Company for each quarter of 1994 and 1995:

                                             1994 QUARTER ENDED
                                -----------------------------------------------
                                MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                --------   -------   ------------   -----------
Net sales.....................   $71,316   $66,005     $101,415       $110,784
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Gross profit..................    12,385    11,393       16,766         14,262
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Net earnings..................     2,127     1,236        3,345            981
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Earnings per common share.....       .20       .12          .32            .09
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------

                                             1995 QUARTER ENDED
                                -----------------------------------------------
                                APRIL 1    JULY 1    SEPTEMBER 30   DECEMBER 30
                                --------   -------   ------------   -----------
Net sales.....................   $94,740   $90,788     $146,824       $142,547
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Gross profit..................    16,454    16,126       24,365         22,032
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Net earnings..................     1,162     1,088        4,738          4,481
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------
Earnings per common share.....       .11       .10          .45            .42
                                 -------   -------     --------       --------
                                 -------   -------     --------       --------

(16) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The following is summarized condensed consolidating financial information for the Company, segregating the Parent and guarantor subsidiaries from nonguarantor subsidiaries. The guarantor subsidiaries are wholly owned subsidiaries of the Company and guarantees are full, unconditional and joint and several. Separate financial statements of the guarantor subsidiaries are not presented because management believes that these financial statements would not be material to investors. Statements of earnings and cash flows are not presented for the year ended December 31, 1993,

                  PILLOWTEX CORPORATION AND SUBSIDIARIES

        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(16) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

as Torfeaco (the principal nonguarantor subsidiary) was acquired on December 1, 1993 (see note 3) and management believes that the difference between such financial information for the Parent and guarantor subsidiaries and the related consolidated information is inconsequential.

                  PILLOWTEX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(16) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                      DECEMBER 31, 1994                             DECEMBER 30, 1995
                                         ------------------------------------------   ------------------------------------------
                                          PARENT AND        NON-                       PARENT AND        NON-
                                          GUARANTOR      GUARANTOR                      GUARANTOR      GUARANTOR
FINANCIAL POSITION                       SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATED   SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATED
------------------                       ------------   ------------   ------------   ------------   ------------   ------------
ASSETS
Receivables:
  Trade................................... $ 68,103        $ 4,278       $72,381        $ 66,854        $ 4,830      $ 71,684
  Affiliates..............................    7,486          --            --              8,795          --            --
Inventories...............................   94,555         12,961       107,516          95,710         11,694       107,404
Other current assets......................    4,686            425         5,111           5,699          1,059         6,758
                                           --------        -------      --------        --------        -------      --------
    Total current assets..................  174,830         17,664       185,008         177,058         17,583       185,846
Property, plant and equipment, net........   77,729          3,458        81,187          81,574          2,993        84,567
Intangible assets.........................   48,334          2,311        50,645          49,042          2,737        51,779
Other assets..............................    2,704          --            2,704           2,518          --            2,518
                                           --------        -------      --------        --------        -------      --------
    Total assets.......................... $303,597        $23,433      $319,544        $310,192        $23,313      $324,710
                                           --------        -------      --------        --------        -------      --------
                                           --------        -------      --------        --------        -------      --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities.. $ 51,652        $ 3,033      $ 54,685        $ 59,305        $ 3,922      $ 63,227
Accounts payable affiliates...............    --             7,486         --              --             8,795         --
Other current liabilities.................    7,568             17         7,585          12,452             39        12,491
                                           --------        -------      --------        --------        -------      --------
    Total current liabilities.............   59,220         10,536        62,270          71,757         12,756        75,718
Noncurrent liabilities....................  180,084            712       180,796         160,370            632       161,002
                                           --------        -------      --------        --------        -------      --------
    Total liabilities.....................  239,304         11,248       243,066         232,127         13,388       236,720
Shareholders' equity......................   64,293         12,185        76,478          78,065          9,925        87,990
                                           --------        -------      --------        --------        -------      --------
    Total liabilities and shareholders'
     equity............................... $303,597        $23,433      $319,544        $310,192        $23,313      $324,710
                                           --------        -------      --------        --------        -------      --------
                                           --------        -------      --------        --------        -------      --------
                                                    SEPTEMBER 28, 1996 (UNAUDITED)
                                            ------------------------------------------
                                             PARENT AND        NON-
                                             GUARANTOR      GUARANTOR
FINANCIAL POSITION                          SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATED
------------------                          ------------   ------------   ------------
ASSETS
Receivables:
  Trade...................................     $ 88,158       $ 4,890       $ 93,048
  Affiliates..............................        3,805         --             --
Inventories...............................      126,721         8,766        135,487
Other current assets......................        9,154         1,135         10,289
                                               --------       -------       --------
    Total current assets..................      229,838        14,791        238,824
Property, plant and equipment, net........       76,481         2,525         79,006
Intangible assets.........................       47,650         2,688         50,338
Other assets..............................        2,502         --             2,502
                                               --------       -------       --------
    Total assets..........................     $356,471       $20,004       $370,670
                                               --------       -------       --------
                                               --------       -------       --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities..      $68,402        $3,141        $71,543
Accounts payable-affiliates...............        --            5,805          --
Other current liabilities.................       14,493             1         14,494
                                               --------       -------       --------
    Total current liabilities.............       82,895         8,947         86,037
Noncurrent liabilities....................      188,766           825        189,591
                                               --------       -------       --------
    Total liabilities.....................      271,661         9,772        275,628
Shareholders' equity......................       84,810        10,232         95,042
                                               --------       -------       --------
    Total liabilities and shareholders'
     equity...............................     $356,471       $20,004       $370,670
                                               --------       -------       --------
                                               --------       -------       --------

                  PILLOWTEX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

(16) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                           YEARS ENDED
                                   ----------------------------------------------------------------------------------------------
                                                  DECEMBER 31, 1994                              DECEMBER 30, 1995
                                   --------------------------------------------     ---------------------------------------------
                                   PARENT AND          NON-                           PARENT AND         NON-
                                    GUARANTOR        GUARANTOR                        GUARANTOR        GUARANTOR
RESULTS OF OPERATIONS             SUBSIDIARIES     SUBSIDIARIES     CONSOLIDATED     SUBSIDIARIES    SUBSIDIARIES      CONSOLIDATED
---------------------             ------------     ------------     ------------     ------------    ------------      ------------
Net sales........................    $322,124         $27,396         $349,520         $437,658         $37,241         $474,899
Cost of goods sold...............     269,008          25,706          294,714          361,749          34,173          395,922
                                     --------         -------         --------         --------          ------         --------
     Gross profit................      53,116           1,690           54,806           75,909           3,068           78,977
Selling, general and
 administrative..................      35,128           1,271           36,399           40,771           1,737           42,508
                                     --------         -------         --------         --------          ------         --------
     Earnings from operations....      17,988             419           18,407           35,138           1,331           36,469
Interest expense and other,
 net.............................       6,369            (387)           5,982           17,482               9           17,491
                                     --------         -------         --------         --------          ------         --------
     Earnings before income
      taxes......................      11,619             806           12,425           17,656           1,322           18,978
Income taxes.....................       4,694              42            4,736            7,101             408            7,509
                                     --------         -------         --------         --------          ------         --------
     Net earnings................    $  6,925         $   764         $  7,689         $ 10,555          $  914         $ 11,469
                                     --------         -------         --------         --------          ------         --------
                                     --------         -------         --------         --------          ------         --------
                                                                            NINE MONTHS ENDED
                                  -------------------------------------------------------------------------------------------------
                                                 SEPTEMBER 30, 1995                                SEPTEMBER 28, 1996
                                  ----------------------------------------------     ----------------------------------------------
                                   PARENT AND          NON-                           PARENT AND         NON-
                                    GUARANTOR        GUARANTOR                        GUARANTOR        GUARANTOR
RESULTS OF OPERATIONS             SUBSIDIARIES     SUBSIDIARIES     CONSOLIDATED     SUBSIDIARIES    SUBSIDIARIES      CONSOLIDATED
---------------------             ------------     ------------     ------------     ------------    ------------      ------------
                                                                              (unaudited)

Net sales........................    $307,944         $24,408         $332,352         $312,639         $23,131         $335,770
Cost of goods sold...............     252,782          22,625          275,407          258,554          21,718          280,272
                                     --------         -------         --------         --------          ------         --------
     Gross profit................      55,162           1,783           56,945           54,085           1,413           55,498
Selling, general and
 administrative..................      30,982           1,333           32,315           29,987           1,183           31,170
                                     --------         -------         --------         --------          ------         --------
     Earnings from operations....      24,180             450           24,630           24,098             230           24,328
Interest expense and other,
 net.............................       12,959              5           12,964           10,296             (17)          10,279
                                     --------         -------         --------         --------          ------         --------
     Earnings before income
      taxes......................      11,221             445           11,666           13,802             247           14,049
Income taxes.....................       4,680              (2)           4,678            5,538             (43)           5,495
                                     --------         -------         --------         --------          ------         --------
     Net earnings................    $  6,541         $   447         $  6,988         $  8,264          $  290         $  8,554
                                     --------         -------         --------         --------          ------         --------
                                     --------         -------         --------         --------          ------         --------

                  PILLOWTEX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        (TABLES IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA)


(16) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)



                                                                                YEARS ENDED
                                         -----------------------------------------------------------------------------------------
                                                       DECEMBER 31, 1994                              DECEMBER 30, 1995
                                         -------------------------------------------    ------------------------------------------
                                          PARENT AND          NON-                       PARENT AND         NON-
                                          GUARANTOR         GUARANTOR                    GUARANTOR       GUARANTOR
CASH FLOWS                               SUBSIDIARIES     SUBSIDIARIES  CONSOLIDATED    SUBSIDIARIES    SUBSIDIARIES  CONSOLIDATED
----------                               ------------     ------------  ------------    ------------    ------------  ------------
Cash provided by (used in)
 operating activities..................   $  24,400       $(8,336)      $  16,064      $ 23,852        $ 2,033         $ 25,885
Cash used in investing activities......    (125,414)       (2,214)       (127,628)      (13,883)          (681)         (14,564)
Cash provided by (used in) financing
 activities............................      99,590         9,959         109,549       (10,132)        (1,349)         (11,481)
                                          ---------       -------       ---------      --------        -------         --------
Increase in cash and cash equivalents..      (1,424)         (591)         (2,015)         (163)             3             (160)
Cash and cash equivalents at
 beginning of period...................       1,993           593           2,586           569              2              571
                                          ---------       -------       ---------      --------        -------         --------
Cash and cash equivalents at end of
 period................................   $     569       $     2       $     571      $    406        $     5         $    411
                                          ---------       -------       ---------      --------        -------         --------
                                          ---------       -------       ---------      --------        -------         --------
                                                                            NINE MONTHS ENDED
                                         -----------------------------------------------------------------------------------------
                                                       SEPTEMBER 30, 1995                          SEPTEMBER 28, 1996
                                         -----------------------------------------    --------------------------------------------
                                          PARENT AND        NON-                       PARENT AND         NON-
                                          GUARANTOR       GUARANTOR                    GUARANTOR       GUARANTOR
CASH FLOWS                               SUBSIDIARIES   SUBSIDIARIES  CONSOLIDATED    SUBSIDIARIES    SUBSIDIARIES    CONSOLIDATED
----------                               ------------   ------------  ------------    ------------    ------------    ------------
                                                                               (UNAUDITED)
Cash provided by (used in)
 operating activities..................   $ (22,337)      $(4,768)      $ (27,105)     $(31,946)       $ 3,513         $(28,433)
Cash used in investing activities......      (9,262)         (774)        (10,036)       (3,057)           (19)          (3,076)
Cash provided by (used in) financing
 activities............................      31,409         5,655          37,064        34,604         (3,491)          31,113
                                          ---------       -------       ---------      --------        -------         --------
Increase in cash and cash equivalents..        (190)          113             (77)         (399)             3             (396)
Cash and cash equivalents at
 beginning of period...................         569             2             571           406              5              411
                                          ---------       -------       ---------      --------        -------         --------
Cash and cash equivalents at end of
 period................................   $     379       $   115       $     494      $      7        $     8         $     15
                                          ---------       -------       ---------      --------        -------         --------
                                          ---------       -------       ---------      --------        -------         --------

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                    BY REGISTERED OR CERTIFIED MAIL:


                               Ted Kravitz
                        Bank One, Columbus, N.A.
                         235 West Schrock Road
                  Attention:  Corporate Trust Operation
                       Columbus, Ohio 43271-0184

                                    or
                       Bank One, Columbus, N.A.
                       c/o First Chicago Trust
                         Company of New York
                 Attention: Corporate Trust Department
                            14 Wall Street
                          8th Floor, Window 2
                       New York, New York 10005

                     BY HAND OR OVERNIGHT COURIER:


                             Ted Kravitz
                       Bank One, Columbus, N.A.
                         235 West Schrock Road
                 Attention:  Corporate Trust Operation
                        Westerville, Ohio 43081

                                   or
                      Bank One, Columbus, N.A.
                      c/o First Chicago Trust
                         Company of New York
                Attention: Corporate Trust Department
                            14 Wall Street
                           8th Floor Window 2
                        New York, New York 10005

                             BY FACSIMILE:
                          (614) 248-5088 (OH)
                                  or
                          (212) 240-8988 (NY)

               Confirm by Telephone:  (212) 240-8862 (NY)
                                      1-800-346-5153


    (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail)

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                    OFFER TO EXCHANGE ALL OUTSTANDING 10%
                      SENIOR SUBORDINATED NOTES DUE 2006
                     ($125,000,000 PRINCIPAL AMOUNT) FOR 10%
                       SENIOR SUBORDINATED NOTES DUE 2006




                             PILLOWTEX CORPORATION




                             ----------------------
                                   PROSPECTUS
                             ----------------------





                              FEBRUARY 10, 1997

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY DAMAGES

    (a) The Articles of Incorporation, as amended to date (the "Articles of Incorporation"), of Pillowtex Corporation (the "Company"), together with its Bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgements, fines, settlements and reasonable expenses under certain circumstances.

     (b) The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for breach of fiduciary duty. Such limitation does not affect liability for: (i) a breach of the director's duty of loyalty to the Company or its shareholders or members;
(ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

ITEM 21.  EXHIBITS.

(a)  Exhibits.

Exhibit No.   Description
-----------   -----------
   3.1(1)     Restated Articles of Incorporation of Pillowtex, as amended

   3.2(5) Amendment to Bylaws and Amended and Restated Bylaws as currently in effect for Pillowtex Corporation

   4.1(9)     Indenture, dated November 12, 1996

   4.2(9)     Form of Note (included in Exhibit 4.1)

   5.1(8) Opinion of Jenkens & Gilchrist, a Professional Corporation, as to the legality of the Notes

   8.1(8) Opinion of Jenkens & Gilchrist, a Professional Corporation, as to certain federal income tax matters


  10.1(1) Employment Agreement dated as of January 1, 1993, between Pillowtex and Charles M. Hansen, Jr. ("Hansen") Amendment to Employment Agreement dated as of July 26, 1993, between Pillowtex and Hansen

  10.3(1) Mississippi Business Finance Corporation Industrial Development Variable Rate Demand Notes (Pillowtex Corporation Project) Series 1992 Loan Agreement, Indenture of Trust, Promissory Note, Remarketing and Interest Services Agreement, Placement Agreement, Deed of Trust and Security Agreement, Bond Fund Trustee
              Agreement, Reimbursement Agreement, and Lease Agreement (including First Amendment)

  10.4(2) Second through Fourth Amendment to Mississippi Business Finance Corporation Industrial Development Variable Rate Demand Notes (Pillowtex Corporation Project) Loan Agreement

  10.5(1) Deed of Trust (with Security Agreement and Assignment of Rents and Leases), dated as of July 15, 1988, between Pillowtex and Principal Mutual Life Insurance Company, as amended, Deed of Trust Note, and Loan Modification and Amendment Agreement

  10.6(1) Second Loan Agreement Modification and Amendment Agreement dated as of January 19, 1993, between Pillowtex and Principal Mutual Life Insurance Company

  10.7(1) Deed of Trust Note dated as of July 15, 1988, from Pillowtex to Principal Mutual Life Insurance Company

  10.8(1) Loan and Security Agreement dated April 6, 1992, between MetLife Capital Corporation and Pillowtex, as amended, and including Term Note dated June 5, 1992

  10.9(1) Sublicense Agreement dated July 1, 1992, between The Ralph Lauren Home Collection and Pillowtex (Confidential portions of this exhibit have been omitted and filed separately with the Commission)

 10.10(1) Commercial Lease Agreement dated as of August 4, 1992, between Estate of David Greenberg and Pillowtex

 10.11(1) Industrial Lease dated as of November 23, 1992, between Angel and Jean Echevarria and Pillowtex

 10.12(1) Form of Lease dated as of October 12, 1988, between Jimmie D. Smith, Jr. and Pillowtex

 10.13(1) Agreement of Lease dated as of September 18, 1985, between Ten Seventy One Joint Venture and Pillowtex

Exhibit No.   Description
-----------   -----------
 10.14(1)     Pillowtex Corporation 1993 Stock Option Plan

 10.15(1)     Form of Confidentiality and Noncompetition Agreement

 10.16(1) Guaranty dated as of April 1, 1990, made by Pillowtex in favor of NCNB National Bank of North Carolina

 10.17(1) Letter Agreement dated February 15, 1993, between Pillowtex and Silversen-Hanover Corporation regarding the acquisition by Pillowtex of the Hanover, Pennsylvania facility

 10.18(1)     Form of Director Indemnification Agreement

 10.19(2) Split Dollar Life Agreement between Pillowtex Corporation and Charles M. Hansen, Jr. dated July 26, 1993

 10.20(3) Stock Purchase Agreement dated as of August 31, 1993, by and among Pillowtex Corporation, Spencer Hays, Michael V. Black, James R. Brubaker, Michael N. Cotten, Charles R. Wooden, James W. Crawford, Joseph F. Tavares, Steven M. Davidson, Texas Christian University, and General Trust Company, Trustee Custodian

 10.21(2) Sublicense Agreement dated June 29, 1988, between The Ralph Lauren Home Collection and Tennessee Woolen Mills, Inc. (Confidential portions of this exhibit have been omitted and file separately with the Commission)

 10.22(2) Lease Agreement dated September 26, 1991, between Tennessee Woolen Mills, Inc. and Carolyn W. Stone

 10.23(2) Sublease Agreement dated April 2, 1992, between Tennessee Woolen Mills, Inc. and Robertshaw Controls Company

 10.24(2) Asset Purchase Agreement entered into in August 1993, by and between Man-Mill Acquisition, Inc. and Manetta Mills, Inc.

 10.25(2) First Amendment to Lease and Assignment and Assumption of Lease with Landlord's Consent dated August 30, 1993, among Manetta Mills, Inc., Man-Mill Acquisition, Inc., and Lando Land Company

 10.26(2) First Amendment to Lease and Assignment and Assumption of Lease and Purchase Option with Landlord's Consent dated August 30, 1993, among Manetta Mills, Inc., Man-Mill Acquisition, Inc., and Lando Land Company

 10.27(2) Share Purchase Agreement dated as of November 4, 1993, by and between TFC Acquisition, Inc., Leon Cornofsky, Diane Cornofsky, Ron Flusk, Paula Flusk, Harold Hafner, Priscilla Hafner, Allen Wellman, June Wellman, LA-JJ's Inc., L. and D.C. Investments Inc., Harold Hafner Holdings Limited, and 835159 Ontario Limited

 10.28(2) Share Purchase Agreement Amendment dated as of November 30, 1993 and effective as of November 4, 1993 by and between TFC Acquisition, Inc., Leon Cornofsky, Diane Cornofsky, Ron Flusk, Paula Flusk, Harold Hafner, Priscilla Hafner, Allen Wellman, June Wellman, LA-JJ's Inc., L. and D.C. Investments Inc., Harold Hafner Holdings Limited, and 835159 Ontario Limited

 10.29(2) Indenture dated as of February 1, 1994, by and among Torfeaco Industries Limited and Lodestone Investments Limited, Lese Holdings Limited, Golden Elms Limited, M. Swadron Limited, and Helsinor Investments Limited

Exhibit No.   Description
-----------   -----------
 10.30(2)     Lease dated as of March 1, 1977, by and among Torfeaco Industries
              Limited and Standa Investment Limited, and Sharon Construction
              Limited

 10.31(2) Pennsylvania Economic Development Financing Authority ("PEDFA") Economic Development Revenue Bonds 1990 Series C (Silversen-Hanover Corporation Project), dated April 1, 1990, Indenture of Trust between PEDFA and First Pennsylvania Bank; Financing Agreement between PEDFA and Silversen-Hanover Corporation; Bond Placement Agreement among PEDFA, NCNB National Bank of North Carolina and Silversen-Hanover Corporation; Reimbursement Agreement between Silversen-Hanover Corporation and NCNB National Bank of North Carolina; and Form of Bond

 10.32(5) Credit Agreement, dated as of December 1, 1994, among Pillowtex Corporation, NationsBank of Texas, N.A. and certain lenders

 10.33(5)     Waiver under Credit Agreement, dated January 30, 1995

 10.34(5)     First Amendment to Credit Agreement, dated February 10, 1995

 10.35(5) Distribution Agreement, dated February 1, 1995 by and among Beacon Manufacturing Company, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc., NEMCOR, Inc., Norm McIntyre, Tim McIntyre and Don McIntyre

 10.36(5) The Priorities Agreement, dated February 27, 1995, between Toronto Dominion Bank, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc. and Beacon Manufacturing Company and NEMCOR, Inc.

 10.37(5) A Guarantee, dated February 27, 1995, between Beacon Manufacturing Company, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc. and NEMCOR, Inc.

 10.38(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Manetta Home Fashions, Inc.

 10.39(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Tennessee Woolen Mills, Inc.

 10.40(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Beacon Manufacturing Company

 10.41(4) Amended and Restated Acquisition Agreement dated as of November 30, 1994, by and among David H. Murdock, Beacon Manufacturing Company, Wiscassett Mills Company, Pillowtex Corporation, Be-Ac, Inc., Realmac, Inc., and Wiscat, Inc.

 10.42(5) Purchase agreement between Coopers & Lybrand and Torfeaco Industries Limited for certain assets, dated 8/19/94

 10.43(5) Agreement, dated January 1, 1995, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Aladdin"

 10.44(5) Agreement, dated August 27, 1993, and amended February 8, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Classic Winnie the Pooh"

 10.45(5) Agreement, dated July 11, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Home Improvement"

 10.46(5) Agreement, dated November 1, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "The Lion King"

Exhibit No.   Description
-----------   -----------
 10.47(5)     Agreement, dated September 1, 1994, between The Walt Disney
              Company and Beacon Manufacturing Company for the license for "Disney's Pocahontas"

 10.48(5) Agreement, dated January 1, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Mickey & Co., Baby Mickey & Co., Mickey's Stuff for Kids and Mickey Unlimited"

 10.49(5) Agreement, dated August 26, 1993, and as amended February 18, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Disney Winnie the Pooh"

 10.50(5) Agreement by and between the U.S. Postal Service and Pillowtex Corporation

 10.51(5) Agreement, dated August 4, 1994, between the Columbus Museum of Art and Pillowtex Corporation

 10.52(5) Lease Agreement, dated as of April 22, 1994, by and between The Lincoln National Life Insurance Company and Pillowtex Corporation

 10.53(5) Lease, dated as of August 17, 1994, between 469299 Ontario Limited and Torfeaco Industries Limited

 10.54(5) Lease, dated as of August 31, 1990, by and between Jantzen, Inc. and Beacon Manufacturing Company

 10.55(5) Lease (with Option to Purchase), dated as of April 19, 1993, by and between J.L. de Ball Girmes of America, Inc. and Beacon Manufacturing Company

 10.56(5) First Amendment to Lease, dated as of April 12, 1994, by and between Asheville Property Administration and Leasing, Inc. and Beacon Manufacturing Company

 10.57(6) Second Amendment to Credit Agreement, dated as of March 30, 1996, between Pillowtex Corporation and NationsBank of Texas, N.A.

 10.58(7) Form of Equipment Leasing Agreement between BTM Financial & Leasing Corporation B-4 and Beacon Manufacturing Company, Manetta Home Fashions, Inc. and Tennessee Woolen Mills, Inc, dated as of June 14, 1996 (without exhibits)


 10.59(9) Registration Rights Agreement, dated as of November 12, 1996, by and among Pillowtex Corporation, each domestic subsidiary of Pillowtex Corporation and NationsBanc Capital Markets, Inc., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated

 10.60(9) Restated Credit Agreement, dated as of November 12, 1996, by and among Pillowtex Corporation and NationsBank of Texas, N.A., as Agent for the Lenders specified therein (excludes Schedules)

 10.61(9) Form of Swing-Line Note, dated as of November 12, 1996, by and among Pillowtex Corporation and NationsBank of Texas, N.A. (see Exhibit A-1 to Exhibit 10.60)

 10.62(9) Form of Revolving Note, by and among Pillowtex Corporation and NationsBank of Texas, N.A. (see Exhibit A-2 to Exhibit 10.61)

 10.63(9) Form of Restated Guaranty, by and among Beacon Manufacturing Company, Mannetta Home Fashions, Inc., Tennessee Woolen Mills, Inc., Pillowtex, Inc., PTEX Holding Company, and Pillowtex Management Services Company as guarantors, NationsBank of Texas, N.A. as Agent and Pillowtex Corporation as Borrower (see Exhibit B to Exhibit 10.61)

Exhibit No.   Description
-----------   -----------
 10.64(9)     Form of Restated Security Agreement, by and among Pillowtex
              Corporation as Debtor/ Borrower, NationsBank of Texas, N.A. as
              Secured Party and Beacon Manufacturing Company, Mannetta Home
              Fashions, Inc., Tennessee Woolen Mills, Inc., Pillowtex, Inc.,
              PTEX Holding Company, and Pillowtex Management Services Company as Subsidiary Debtors (see Exhibit C-1 to Exhibit 10.61)

 10.65(9) Asset Purchase Agreement, dated as of October 3, 1996, by and among Pillowtex Corporation and Fieldcrest Cannon, Inc.

 10.66(9) Trademark Licensing Agreement, dated as of November 18, 1996, by and among Pillowtex Corporation and Fieldcrest Cannon, Inc.

 12.1(9)      Statement re:  Computation of Ratios

 21.2(5)      List of Subsidiaries

 23.1(8) Consent of Independent Auditors and report on financial statement schedule

 23.2(8) Consent of Jenkens & Gilchrist, a Professional Corporation, (included in its opinion contained in Exhibit 5.1)

 23.3(8) Consent of Jenkens & Gilchrist, a Professional Corporation (included in its opinion contained in Exhibit 8.1)

 24.1(9)      Power of Attorney

 25.1(9) Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1


-------------------
(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (33-57314) filed January 22, 1993 and amended on February 19, 1993, March 4, 1993, March 15, 1993, and March 17, 1993, which Registration Statement became effective March 17, 1993.

(2) Incorporated by reference to the exhibits filed with Registrant's Form 10-K filed on March 31, 1994.

(3) Incorporated by reference to the Registrant's Form 8-K filed September 23, 1993.

(4) Incorporated by reference to the Registrant's Form 8-K filed December 14, 1994.

(5) Incorporated by reference to the exhibits filed with Registrant's Form 10-K filed on March 31, 1995.

(6) Incorporated by reference to the exhibits filed with Registrant's Form 10-Q filed on March 30, 1996.

(7) Incorporated by reference to the exhibits filed with Registrant's Form 10-Q filed on June 29, 1996.

(8)  Filed herewith.


(9)  Previously filed.


(b)  Financial Schedules.

     Schedule No.   Description
     ------------   -----------
     Schedule II    Valuation and Qualifying Accounts

     All other financial schedules have been omitted because of the absence of conditions under which they are required or because the information required is set forth in the financial statements of the notes thereto.


ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration Statement through the date of responding to the request.

     (c) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Dallas, State of Texas, on February 5, 1997.

                                         PILLOWTEX CORPORATION


                                         By:       /s/  JEFFREY D. CORDES
                                            -----------------------------------
                                                Jeffrey D. Cordes, Executive
                                                      Vice President


     Each individual whose signature appears below hereby designates and appoints Charles M. Hansen, Jr., Jeffrey D. Cordes and Ronald M. Wehtje, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

          SIGNATURE                      TITLE                       DATE
          ---------                      -----                       ----



/s/ *                       Chairman of the Board, President    February 5, 1997
--------------------------  and Chief Executive Officer
                            (Principal Executive Officer)


/s/ *                       President - Pillowtex Division      February 5, 1997
--------------------------  and a Director


/s/  Jeffrey D. Cordes      Executive Vice President, Chief     February 5, 1997
--------------------------  Financial Officer, Assistant
Jeffrey D. Cordes           Secretary and a Director
                            (Principal Financial and
                            Accounting Officer)


/s/ *                       Executive Vice President - Sales    February 5, 1997
--------------------------  and Marketing and a Director


/s/ *                       Director                            February 5, 1997
--------------------------


/s/ *                       Director                            February 5, 1997
--------------------------


/s/ *                       Director                            February 5, 1997
--------------------------


/s/ *                       Director                            February 5, 1997
--------------------------


*By: /s/ JEFFREY D. CORDES
    ----------------------
       Jeffrey D. Cordes,
        Attorney-in-Fact

                                                                     SCHEDULE II

                        PILLOWTEX CORPORATION AND SUBSIDIARIES
                          Valuation and Qualifying Accounts
             Years ended December 30, 1995 and December 31, 1994 and 1993
                                (Dollars in thousands)



                                                      Additions
                                                 --------------------
                                     Balance at  Charged to  Charged                     Balance
                                     beginning   costs and   to other   Deductions      at end of
       Description                    of period    expenses   accounts  (write-offs)(1)   period
      -----------                    ----------  ----------  --------  ---------------  ---------
Allowance for doubtful accounts:
  Year ended December 30, 1995         $2,993         685     176(2)      1,599          2,195
                                       ------         ---     ---         -----          -----
                                       ------         ---     ---         -----          -----
  Year ended December 31, 1994         $1,773         390     962(3)        192          2,993
                                       ------         ---     ---         -----          -----
                                       ------         ---     ---         -----          -----
  Year ended December 31, 1993         $2,202          92     162(3)        683          1,773
                                       ------         ---     ---         -----          -----
                                       ------         ---     ---         -----          -----



(1)  Accounts written off, less recoveries of accounts previously written off.

(2) Adjustments to the allowance for doubtful accounts for acquired companies after the date of acquisition.

(3) Allowance for doubtful accounts for acquired companies as of the date of acquisition.

                                   EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
   3.1(1)     Restated Articles of Incorporation of Pillowtex, as amended

   3.2(5) Amendment to Bylaws and Amended and Restated Bylaws as currently in effect for Pillowtex Corporation

   4.1(9)     Indenture, dated November 12, 1996

   4.2(9)     Form of Note (included in Exhibit 4.1)

   5.1(8) Opinion of Jenkens & Gilchrist, a Professional Corporation, as to the legality of the Notes

   8.1(8) Opinion of Jenkens & Gilchrist, a Professional Corporation, as to certain federal income tax matters


  10.1(1) Employment Agreement dated as of January 1, 1993, between Pillowtex and Charles M. Hansen, Jr. ("Hansen") Amendment to Employment Agreement dated as of July 26, 1993, between Pillowtex and Hansen

  10.3(1) Mississippi Business Finance Corporation Industrial Development Variable Rate Demand Notes (Pillowtex Corporation Project) Series 1992 Loan Agreement, Indenture of Trust, Promissory Note, Remarketing and Interest Services Agreement, Placement Agreement, Deed of Trust and Security Agreement, Bond Fund Trustee
              Agreement, Reimbursement Agreement, and Lease Agreement (including First Amendment)

  10.4(2) Second through Fourth Amendment to Mississippi Business Finance Corporation Industrial Development Variable Rate Demand Notes (Pillowtex Corporation Project) Loan Agreement

  10.5(1) Deed of Trust (with Security Agreement and Assignment of Rents and Leases), dated as of July 15, 1988, between Pillowtex and Principal Mutual Life Insurance Company, as amended, Deed of Trust Note, and Loan Modification and Amendment Agreement

  10.6(1) Second Loan Agreement Modification and Amendment Agreement dated as of January 19, 1993, between Pillowtex and Principal Mutual Life Insurance Company

  10.7(1) Deed of Trust Note dated as of July 15, 1988, from Pillowtex to Principal Mutual Life Insurance Company

  10.8(1) Loan and Security Agreement dated April 6, 1992, between MetLife Capital Corporation and Pillowtex, as amended, and including Term Note dated June 5, 1992

  10.9(1) Sublicense Agreement dated July 1, 1992, between The Ralph Lauren Home Collection and Pillowtex (Confidential portions of this exhibit have been omitted and filed separately with the Commission)

 10.10(1) Commercial Lease Agreement dated as of August 4, 1992, between Estate of David Greenberg and Pillowtex

 10.11(1) Industrial Lease dated as of November 23, 1992, between Angel and Jean Echevarria and Pillowtex

 10.12(1) Form of Lease dated as of October 12, 1988, between Jimmie D. Smith, Jr. and Pillowtex

 10.13(1) Agreement of Lease dated as of September 18, 1985, between Ten Seventy One Joint Venture and Pillowtex

Exhibit No.   Description
-----------   -----------
 10.14(1)     Pillowtex Corporation 1993 Stock Option Plan

 10.15(1)     Form of Confidentiality and Noncompetition Agreement

 10.16(1) Guaranty dated as of April 1, 1990, made by Pillowtex in favor of NCNB National Bank of North Carolina

 10.17(1) Letter Agreement dated February 15, 1993, between Pillowtex and Silversen-Hanover Corporation regarding the acquisition by Pillowtex of the Hanover, Pennsylvania facility

 10.18(1)     Form of Director Indemnification Agreement

 10.19(2) Split Dollar Life Agreement between Pillowtex Corporation and Charles M. Hansen, Jr. dated July 26, 1993

 10.20(3) Stock Purchase Agreement dated as of August 31, 1993, by and among Pillowtex Corporation, Spencer Hays, Michael V. Black, James R. Brubaker, Michael N. Cotten, Charles R. Wooden, James W. Crawford, Joseph F. Tavares, Steven M. Davidson, Texas Christian University, and General Trust Company, Trustee Custodian

 10.21(2) Sublicense Agreement dated June 29, 1988, between The Ralph Lauren Home Collection and Tennessee Woolen Mills, Inc. (Confidential portions of this exhibit have been omitted and file separately with the Commission)

 10.22(2) Lease Agreement dated September 26, 1991, between Tennessee Woolen Mills, Inc. and Carolyn W. Stone

 10.23(2) Sublease Agreement dated April 2, 1992, between Tennessee Woolen Mills, Inc. and Robertshaw Controls Company

 10.24(2) Asset Purchase Agreement entered into in August 1993, by and between Man-Mill Acquisition, Inc. and Manetta Mills, Inc.

 10.25(2) First Amendment to Lease and Assignment and Assumption of Lease with Landlord's Consent dated August 30, 1993, among Manetta Mills, Inc., Man-Mill Acquisition, Inc., and Lando Land Company

 10.26(2) First Amendment to Lease and Assignment and Assumption of Lease and Purchase Option with Landlord's Consent dated August 30, 1993, among Manetta Mills, Inc., Man-Mill Acquisition, Inc., and Lando Land Company

 10.27(2) Share Purchase Agreement dated as of November 4, 1993, by and between TFC Acquisition, Inc., Leon Cornofsky, Diane Cornofsky, Ron Flusk, Paula Flusk, Harold Hafner, Priscilla Hafner, Allen Wellman, June Wellman, LA-JJ's Inc., L. and D.C. Investments Inc., Harold Hafner Holdings Limited, and 835159 Ontario Limited

 10.28(2) Share Purchase Agreement Amendment dated as of November 30, 1993 and effective as of November 4, 1993 by and between TFC Acquisition, Inc., Leon Cornofsky, Diane Cornofsky, Ron Flusk, Paula Flusk, Harold Hafner, Priscilla Hafner, Allen Wellman, June Wellman, LA-JJ's Inc., L. and D.C. Investments Inc., Harold Hafner Holdings Limited, and 835159 Ontario Limited

 10.29(2) Indenture dated as of February 1, 1994, by and among Torfeaco Industries Limited and Lodestone Investments Limited, Lese Holdings Limited, Golden Elms Limited, M. Swadron Limited, and Helsinor Investments Limited

Exhibit No.   Description
-----------   -----------
 10.30(2)     Lease dated as of March 1, 1977, by and among Torfeaco Industries
              Limited and Standa Investment Limited, and Sharon Construction
              Limited

 10.31(2) Pennsylvania Economic Development Financing Authority ("PEDFA") Economic Development Revenue Bonds 1990 Series C (Silversen-Hanover Corporation Project), dated April 1, 1990, Indenture of Trust between PEDFA and First Pennsylvania Bank; Financing Agreement between PEDFA and Silversen-Hanover Corporation; Bond Placement Agreement among PEDFA, NCNB National Bank of North Carolina and Silversen-Hanover Corporation; Reimbursement Agreement between Silversen-Hanover Corporation and NCNB National Bank of North Carolina; and Form of Bond

 10.32(5) Credit Agreement, dated as of December 1, 1994, among Pillowtex Corporation, NationsBank of Texas, N.A. and certain lenders

 10.33(5)     Waiver under Credit Agreement, dated January 30, 1995

 10.34(5)     First Amendment to Credit Agreement, dated February 10, 1995

 10.35(5) Distribution Agreement, dated February 1, 1995 by and among Beacon Manufacturing Company, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc., NEMCOR, Inc., Norm McIntyre, Tim McIntyre and Don McIntyre

 10.36(5) The Priorities Agreement, dated February 27, 1995, between Toronto Dominion Bank, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc. and Beacon Manufacturing Company and NEMCOR, Inc.

 10.37(5) A Guarantee, dated February 27, 1995, between Beacon Manufacturing Company, Manetta Home Fashions, Inc., Tennessee Woolen Mills, Inc. and NEMCOR, Inc.

 10.38(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Manetta Home Fashions, Inc.

 10.39(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Tennessee Woolen Mills, Inc.

 10.40(5) Security Agreement, dated February 16, 1995, between NEMCOR, Inc. and Beacon Manufacturing Company

 10.41(4) Amended and Restated Acquisition Agreement dated as of November 30, 1994, by and among David H. Murdock, Beacon Manufacturing Company, Wiscassett Mills Company, Pillowtex Corporation, Be-Ac, Inc., Realmac, Inc., and Wiscat, Inc.

 10.42(5) Purchase agreement between Coopers & Lybrand and Torfeaco Industries Limited for certain assets, dated 8/19/94

 10.43(5) Agreement, dated January 1, 1995, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Aladdin"

 10.44(5) Agreement, dated August 27, 1993, and amended February 8, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Classic Winnie the Pooh"

 10.45(5) Agreement, dated July 11, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Home Improvement"

 10.46(5) Agreement, dated November 1, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "The Lion King"

Exhibit No.   Description
-----------   -----------
 10.47(5)     Agreement, dated September 1, 1994, between The Walt Disney
              Company and Beacon Manufacturing Company for the license for "Disney's Pocahontas"

 10.48(5) Agreement, dated January 1, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Mickey & Co., Baby Mickey & Co., Mickey's Stuff for Kids and Mickey Unlimited"

 10.49(5) Agreement, dated August 26, 1993, and as amended February 18, 1994, between The Walt Disney Company and Beacon Manufacturing Company for the license for "Disney Winnie the Pooh"

 10.50(5) Agreement by and between the U.S. Postal Service and Pillowtex Corporation

 10.51(5) Agreement, dated August 4, 1994, between the Columbus Museum of Art and Pillowtex Corporation

 10.52(5) Lease Agreement, dated as of April 22, 1994, by and between The Lincoln National Life Insurance Company and Pillowtex Corporation

 10.53(5) Lease, dated as of August 17, 1994, between 469299 Ontario Limited and Torfeaco Industries Limited

 10.54(5) Lease, dated as of August 31, 1990, by and between Jantzen, Inc. and Beacon Manufacturing Company

 10.55(5) Lease (with Option to Purchase), dated as of April 19, 1993, by and between J.L. de Ball Girmes of America, Inc. and Beacon Manufacturing Company

 10.56(5) First Amendment to Lease, dated as of April 12, 1994, by and between Asheville Property Administration and Leasing, Inc. and Beacon Manufacturing Company

 10.57(6) Second Amendment to Credit Agreement, dated as of March 30, 1996, between Pillowtex Corporation and NationsBank of Texas, N.A.

 10.58(7) Form of Equipment Leasing Agreement between BTM Financial & Leasing Corporation B-4 and Beacon Manufacturing Company, Manetta Home Fashions, Inc. and Tennessee Woolen Mills, Inc, dated as of June 14, 1996 (without exhibits)


 10.59(9) Registration Rights Agreement, dated as of November 12, 1996, by and among Pillowtex Corporation, each domestic subsidiary of Pillowtex Corporation and NationsBanc Capital Markets, Inc., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated

 10.60(9) Restated Credit Agreement, dated as of November 12, 1996, by and among Pillowtex Corporation and NationsBank of Texas, N.A., as Agent for the Lenders specified therein (excludes Schedules)

 10.61(9) Form of Swing-Line Note, dated as of November 12, 1996, by and among Pillowtex Corporation and NationsBank of Texas, N.A. (see Exhibit A-1 to Exhibit 10.60)

 10.62(9) Form of Revolving Note, by and among Pillowtex Corporation and NationsBank of Texas, N.A. (see Exhibit A-2 to Exhibit 10.61)

 10.63(9) Form of Restated Guaranty, by and among Beacon Manufacturing Company, Mannetta Home Fashions, Inc., Tennessee Woolen Mills, Inc., Pillowtex, Inc., PTEX Holding Company, and Pillowtex Management Services Company as guarantors, NationsBank of Texas, N.A. as Agent and Pillowtex Corporation as Borrower (see Exhibit B to Exhibit 10.61)

Exhibit No.   Description
-----------   -----------
 10.64(9)     Form of Restated Security Agreement, by and among Pillowtex
              Corporation as Debtor/ Borrower, NationsBank of Texas, N.A. as
              Secured Party and Beacon Manufacturing Company, Mannetta Home
              Fashions, Inc., Tennessee Woolen Mills, Inc., Pillowtex, Inc.,
              PTEX Holding Company, and Pillowtex Management Services Company as Subsidiary Debtors (see Exhibit C-1 to Exhibit 10.61)

 10.65(9) Asset Purchase Agreement, dated as of October 3, 1996, by and among Pillowtex Corporation and Fieldcrest Cannon, Inc.

 10.66(9) Trademark Licensing Agreement, dated as of November 18, 1996, by and among Pillowtex Corporation and Fieldcrest Cannon, Inc.

 12.1(9)      Statement re:  Computation of Ratios

 21.2(5)      List of Subsidiaries

 23.1(8) Consent of Independent Auditors and report on financial statement schedule

 23.2(8) Consent of Jenkens & Gilchrist, a Professional Corporation, (included in its opinion contained in Exhibit 5.1)

 23.3(8) Consent of Jenkens & Gilchrist, a Professional Corporation (included in its opinion contained in Exhibit 8.1)

 24.1(9)      Power of Attorney

 25.1(9) Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1


-------------------
(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (33-57314) filed January 22, 1993 and amended on February 19, 1993, March 4, 1993, March 15, 1993, and March 17, 1993, which Registration Statement became effective March 17, 1993.

(2) Incorporated by reference to the exhibits filed with Registrant's Form 10-K filed on March 31, 1994.

(3) Incorporated by reference to the Registrant's Form 8-K filed September 23, 1993.

(4) Incorporated by reference to the Registrant's Form 8-K filed December 14, 1994.

(5) Incorporated by reference to the exhibits filed with Registrant's Form 10-K filed on March 31, 1995.

(6) Incorporated by reference to the exhibits filed with Registrant's Form 10-Q filed on March 30, 1996.

(7) Incorporated by reference to the exhibits filed with Registrant's Form 10-Q filed on June 29, 1996.

(8)  Filed herewith.


(9)  Previously filed.